                                                                     Exhibit 2.1

                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                             Dated as of May 3, 2004


                                  by and among

                    PROLOGIS SIX RIVERS LIMITED PARTNERSHIP,


                         SIX RIVERS REIT MERGER SUB LLC,


                     SIX RIVERS PARTNERSHIP MERGER SUB L.P.,


                                    PROLOGIS,

                             PROLOGIS FRASER, L.P.,


                            BELAIR REAL ESTATE CORP.,


                             BELCREST REALTY CORP.,


                              BELMAR REALTY CORP.,


                              BELROSE REALTY CORP.,


                      KEYSTONE OPERATING PARTNERSHIP, L.P.

                                       and

                             KEYSTONE PROPERTY TRUST

                                TABLE OF CONTENTS

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                                                                                                                     PAGE

ARTICLE I             THE MERGERS...............................................................................        2

         Section 1.1.      The REIT Merger......................................................................        2

         Section 1.2.      The Partnership Merger...............................................................        3

         Section 1.3.      Closing..............................................................................        3

         Section 1.4.      Effective Time.......................................................................        3

         Section 1.5.      Declaration of Trust and By-laws.....................................................        3

         Section 1.6.      Agreement of Limited Partnership and Certificate of Limited Partnership..............        3

         Section 1.7.      Conversion of Equity Securities in the REIT Merger...................................        3

                  (a)      Membership Interests of Merger Sub...................................................        3

                  (b)      Cancellation of Treasury Shares......................................................        3

                  (c)      REIT Merger Consideration............................................................        4

                  (d)      Stock Options and Restricted Stock...................................................        4

                  (e)      No Appraisal Rights..................................................................        5

                  (f)      Adjustments to REIT Merger Consideration.............................................        5

                  (g)      Liquidation of the Surviving Company.................................................        5

         Section 1.8.      Surrender of Certificates............................................................        5

                  (a)      Paying Agent and Exchange Agent......................................................        5

                  (b)      Payment Procedure....................................................................        6

                  (c)      No Further Ownership Rights..........................................................        6

                  (d)      Termination of Exchange Fund.........................................................        6

                  (e)      No Liability.........................................................................        6

                  (f)      Investment of Exchange Fund..........................................................        7

                  (g)      Lost Certificates....................................................................        7

                  (h)      Withholding Rights...................................................................        7

                  (i)      Tax Treatment........................................................................        7

         Section 1.9.      Conversion of Equity Securities in the Partnership Merger............................        7

                  (a)      Partnership Merger Consideration.....................................................        7

                  (b)      Adjustments to Partnership Merger Consideration......................................        8

                  (c)      Withholding Rights...................................................................        8

                  (d)      Tax Treatment........................................................................        8

         Section 1.10.     Procedures for Exchange of Keystone Common Units in the Partnership Merger...........        9

ARTICLE II            REPRESENTATIONS AND WARRANTIES............................................................        9
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
         Section 2.1.      Representations and Warranties of Keystone and Keystone OP...........................        9

                  (a)      Organization, Standing and Corporate Power of Keystone...............................        9

                  (b)      Keystone Subsidiaries; Keystone Joint Ventures.......................................        9

                  (c)      Capital Structure....................................................................       10

                  (d)      Authority; No Violations; Consents and Approval......................................       13

                  (e)      SEC Documents........................................................................       14

                  (f)      Absence of Certain Changes or Events.................................................       15

                  (g)      No Undisclosed Material Liabilities..................................................       15

                  (h)      No Default...........................................................................       16

                  (i)      Compliance with Applicable Laws......................................................       16

                  (j)      Litigation...........................................................................       16

                  (k)      Taxes................................................................................       17

                  (l)      Pension and Benefit Plans; ERISA.....................................................       18

                  (m)      Labor and Employment Matters.........................................................       20

                  (n)      Intangible Property..................................................................       20

                  (o)      Environmental Matters................................................................       21

                  (p)      Properties...........................................................................       22

                  (q)      Insurance............................................................................       25

                  (r)      Opinions of Financial Advisors.......................................................       25

                  (s)      Vote Required........................................................................       26

                  (t)      Brokers..............................................................................       26

                  (u)      Investment Company Act of 1940.......................................................       26

                  (v)      Contracts............................................................................       26

                  (w)      Dissenters' Rights...................................................................       27

                  (x)      State Takeover Statutes; Charter Waiver..............................................       27

         Section 2.2.      Representations and Warranties of the ProLogis Parties...............................       28

                  (a)      Organization, Standing and Corporate Power...........................................       28

                  (b)      Authority; No Violations; Consents and Approvals.....................................       29

                  (c)      Litigation...........................................................................       30

                  (d)      Interim Operations of Merger Sub, Partnership Merger Sub and Newco I.................       30

                  (e)      SEC Documents........................................................................       30

                  (f)      Transaction Financing................................................................       30


                                      -ii-
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                                TABLE OF CONTENTS
                                 (CONITINUED)


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
ARTICLE III           COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERs.............................       30

         Section 3.1.      Conduct of Business by Keystone and Keystone OP......................................       30

         Section 3.2.      Conduct of Business by the ProLogis Parties..........................................       34

ARTICLE IV            ADDITIONAL COVENANTS......................................................................       34

         Section 4.1.      Preparation of the Proxy Statement; Shareholders' Meeting............................       34

         Section 4.2.      Partner Solicitation Materials.......................................................       35

         Section 4.3.      Access to Information; Confidentiality...............................................       36

         Section 4.4.      Reasonable Best Efforts..............................................................       37

         Section 4.5.      Tax Treatment........................................................................       38

         Section 4.6.      No Solicitation of Transactions......................................................       38

         Section 4.7.      Public Announcements.................................................................       39

         Section 4.8.      Transfer and Gains Taxes.............................................................       40

         Section 4.9.      Employee Arrangements................................................................       40

         Section 4.10.     Indemnification; Trustees' and Officers' Insurance...................................       40

         Section 4.11.     Assistance...........................................................................       41

         Section 4.12.     Proxy Solicitor......................................................................       42

         Section 4.13.     Resignations.........................................................................       42

         Section 4.14.     Keystone Series D Unit Redemption....................................................       42

         Section 4.15.     Appointment to ProLogis' Board of Trustees...........................................       42

         Section 4.16.     Registration Rights Agreements.......................................................       42

         Section 4.17.     Indemnification......................................................................       42

         Section 4.18.     Sarbanes-Oxley Act Compliance........................................................       43

ARTICLE V             CONDITIONS PRECEDENT......................................................................       43

         Section 5.1.      Conditions to Each Party's Obligation to Effect the Mergers..........................       43

         Section 5.2.      Conditions to Obligations of ProLogis Parties........................................       44

         Section 5.3.      Conditions to Obligations of Keystone or Keystone OP.................................       45

ARTICLE VI            BOARD ACTIONS.............................................................................       45

         Section 6.1.      Board Actions........................................................................       45

ARTICLE VII           TERMINATION, AMENDMENT AND WAIVER.........................................................       46

         Section 7.1.      Termination..........................................................................       46

         Section 7.2.      Expenses.............................................................................       47

         Section 7.3.      Effect of Termination................................................................       48


                                      -iii-
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                                 (CONITINUED)


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

         Section 7.4.      Amendment............................................................................       48

         Section 7.5.      Extension; Waiver....................................................................       49

ARTICLE VIII          GENERAL PROVISIONS........................................................................       49

         Section 8.1.      Nonsurvival of Representations and Warranties........................................       49

         Section 8.2.      Notices..............................................................................       49

         Section 8.3.      Interpretation.......................................................................       50

         Section 8.4.      Counterparts.........................................................................       50

         Section 8.5.      Entire Agreement; No Third-Party Beneficiaries.......................................       50

         Section 8.6.      Governing Law........................................................................       50

         Section 8.7.      Guarantees...........................................................................       50

         Section 8.8.      Assignment...........................................................................       51

         Section 8.9.      Enforcement..........................................................................       51

         Section 8.10.     Exhibits; Disclosure Letter..........................................................       51

ARTICLE IX            CERTAIN DEFINITIONS.......................................................................       51

         Section 9.1.      Certain Definitions..................................................................       51



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                                TABLE OF CONTENTS
                                 (CONITINUED)



Exhibits
         A        Amended and Restated Agreement of Limited Partnership of Newco I............................    A-1
         B        REIT Articles of Merger.....................................................................    B-1
         C        Partnership Certificate of Merger...........................................................    C-1
         D        Specified Holders...........................................................................    D-1
         E        Interim Operating Plan......................................................................    E-1

SCHEDULES

  SCHEDULE                          TITLE
1.7(d)(iii)                Employee Stock Loans
2.1(a)                     Organization, Standing and Corporate Power
2.1(b)(i)                  Subsidiaries
2.1(b)(ii)                 Joint Ventures
2.1(c)(i)(D)               Restricted Stock; Outstanding Stock Options
2.1(c)(ii)(C)              Units
2.1(c)(iii)(A)             Voting and Convertible Securities; Options
2.1(c)(iii)(B)             Remote or Special Purpose Entities of Keystone Subsidiaries
2.1(c)(iii)(C)             Registration Rights
2.1(c)(iii)(D)             Ownership of Keystone Subsidiaries By Officers and Trustees
2.1(d)(ii)                 Violation; Third Party Consents
2.1(d)(iii)                Consents of Governmental Entities
2.1(f)                     Absence of Certain Changes or Events
2.1(g)                     Liabilities
2.1(j)                     Litigation
2.1(k)(iv)                 Tax Protection Agreements
2.1(l)(iii)                Employee Benefit Plans
2.1(l)(vii)                Severance Agreements
2.1(l)(x)                  Severance Agreements - Excess Parachute Payments
2.1(l)(xi)                 Liability or Contingent Liability
2.1(o)                     Environmental Matters
2.1(p)(i)(A)               Properties
2.1(p)(i)(A)(1)            Mortgage Debt
2.1(p)(i)(C)               Notices of Condemnation or Zoning Violations
2.1(p)(iii)                Development and Acquisition of Properties
2.1(p)(vi)                 Rent Roll
2.1(p)(vi)                 Brokerage Fees and Commissions
2.1(p)(vi)                 Tenant Improvements
2.1(p)(vi)                 Rent Concessions
2.1(p)(vii)                Tenants' Options to Purchase
2.1(p)(vii)                Tenants with Rights of First Refusal Options
2.1(p)(vii)                Tenants' Termination Options
2.1(p)(viii)               Unfunded Capital Improvements
2.1(p)(ix)                 Restrictions on Transfer of Keystone Properties
2.1(q)                     Insurance
2.1(v)(i)                  Material Contracts

                                TABLE OF CONTENTS
                                 (CONITINUED)

2.1(v)(ii)                 Mortgages
2.1(v)(iv)                 Indemnification Agreements
2.1(v)(v)                  Prepayment of Indebtedness
2.1(v)(vi)                 Management of Keystone Properties by Third Parties
2.1(v)(vii)                Management of Real Properties Other than Keystone Properties
2.1(v)(viii)               Purchase or Sale Agreements Not Yet Consummated
2.1(z)                     Related Party Transactions
5.2(e)                     Consents
9.1                        Knowledge

                             INDEX OF DEFINED TERMS

1993 Keystone Option                                       4
1993 Option Plan                                           4
1994 Keystone Option                                       4
1994 Option Plan                                           4
Accelerated Exercise Period                                4
Affiliate                                                 51
Agreement                                                  1
Allocable Consideration                                   38
BRC I                                                      1
BRC II                                                     1
BRC III                                                    1
BRC IV                                                     1
CERCLA                                                    21
Certificate                                                4
Claim                                                 41, 42
Closing                                                    3
Closing Date                                               3
Code                                                      51
Commitment                                                32
Confidentiality Agreement                                 37
Contributing OP Unit Holder                                2
Deutsche Bank                                             26
DLLCA                                                      2
DRULPA                                                     3
Effective Time                                             3
Effective Times                                            3
Environmental Law                                         21
ERISA                                                     18
Exchange Act                                              14
Exchange Fund                                              6
Financing                                                 51
Form of Election                                          36
GAAP                                                      14
Governmental Entity                                        6
Hazardous Material                                        21
Indemnified Parties                                   41, 42
Interim Operating Plan                                    32
Keystone                                                   1
Keystone By-laws                                           3
Keystone Common Shares                                     1
Keystone Common Unit Holders                               1
Keystone Common Units                                      1
Keystone Declaration of Trust                              3
Keystone Disclosure Letter                                 9
Keystone Employee Benefit Plans                           51
Keystone Employees                                        20
Keystone ERISA Affiliate                                  18
Keystone GP Units                                          8
Keystone Intangible Property                              20
Keystone Joint Ventures                                   10
Keystone Material Adverse Effect                           9
Keystone OP                                                1
Keystone Option Plans                                      4
Keystone Options                                           4
Keystone Partner Approval                                 26
Keystone Pension Plans                                    18
Keystone Permits                                          16
Keystone Preferred Shares                                  1
Keystone Preferred Units                                  11
Keystone Properties                                       22
Keystone Property                                         22
Keystone Property Restrictions                            23
Keystone SEC Documents                                    14
Keystone Series C Preferred Shares                         1
Keystone Series D Preferred Shares                         1
Keystone Series D Units                                    2
Keystone Series E Preferred Shares                         1
Keystone Series F Units                                   11
Keystone Series G Units                                   11
Keystone Series H Units                                   11
Keystone Severance Agreements                             19
Keystone Shareholder Approval                             26
Keystone Shareholder Meeting                              13
Keystone Subsidiary                                       52
Knowledge                                                 52
Law                                                       52
Leases                                                    25
Lien                                                      10
Liens                                                     10
Liquidation Payment Date                                   5
Material Contracts                                        26
Merger Consideration                                       7
Merger Sub                                                 1
Mergers                                                    1
Merrill Lynch                                             25
MRL                                                        2
Newco I                                                    1
Newco I Common Units                                       2
Offered Employees                                         40
Partner Solicitation Materials                            35
Partnership Articles of Merger                             2
Partnership Merger                                         1
Partnership Merger Consideration                           7
Partnership Merger Sub                                     1
PARTY B                                                    1
PARTY B Break-Up Expenses                                 48

PARTY B Break-Up Fee                                      48
PARTY B SEC Documents                                     30
Paying and Exchange Agent                                  5
PCBs                                                      21
Person                                                    52
ProLogis                                                   1
ProLogis Material Adverse Effect                          28
ProLogis Parties                                           1
Property Agreements                                       23
Proxy Statement                                           14
Redemption Date                                           42
REIT                                                      17
REIT Articles of Merger                                    2
REIT Merger                                                1
REIT Merger Consideration                                  4
Release                                                   21
Rent Roll                                                 24
Sarbanes-Oxley Act                                        43
SEC                                                       14
Securities Act                                            14
Selling OP Unit Holder                                     2
Specified Holders                                          2
Subsidiary                                                52
Surviving Company                                          2
Surviving OP Agreement                                     3
Surviving Partnership                                      3
Takeover Statute                                          27
Tax                                                       52
Tax Protection Agreement                                  52
Tax Return                                                52
Taxes                                                     52
Termination Date                                          46
Transaction Document                                      13
Transaction Documents                                     13
Transfer and Gains Taxes                                  40
Transferred Employee                                      40
Value                                                     52
Venture Partner                                            1
Voting Agreements                                          2
Voting Debt                                               53

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 3, 2004, by and among PROLOGIS SIX RIVERS LIMITED PARTNERSHIP, a Delaware limited partnership ("PARTY B"), SIX RIVERS REIT MERGER SUB LLC, a Delaware limited liability company whose sole member is PARTY B ("Merger Sub"), SIX RIVERS PARTNERSHIP MERGER SUB L.P., a Delaware limited partnership whose sole general partner is Merger Sub ("Partnership Merger Sub"), PROLOGIS, a Maryland real estate investment trust ("ProLogis"), PROLOGIS FRASER, L.P., a Delaware limited partnership whose sole general partner is PROLOGIS FRASER GP LLC ("Newco I"), BELAIR REAL ESTATE CORP., a Delaware corporation ("BRC I"), BELCREST REALTY CORP., a Delaware corporation ("BRC II"), BELMAR REALTY CORP., a Delaware corporation ("BRC III"), BELROSE REALTY CORP., a Delaware corporation ("BRC IV"), and each of BRC I, BRC II, BRC III and BRC IV (a "Venture Partner", and together with ProLogis, PARTY B, Merger Sub, Newco I and Partnership Merger Sub, the "ProLogis Parties"), KEYSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("Keystone OP"), and KEYSTONE PROPERTY TRUST, a Maryland real estate investment trust and the sole general partner of Keystone OP ("Keystone").

                                    RECITALS

      A. The Board of Trustees of Keystone has determined that it is advisable and in the best interests of Keystone and its shareholders that, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into Keystone, with Keystone continuing as the surviving entity in the merger (the "REIT Merger").

      B. The general partner of PARTY B has determined that it is advisable and in the best interests of the partners of PARTY B to consummate the REIT Merger.

      C. In the REIT Merger, (1) each issued and outstanding common share of beneficial interest, par value $.001 per share, of Keystone (the "Keystone Common Shares") will be converted into the right to receive $23.80 in cash; (2)
(i) each issued and outstanding share of Series C Convertible Preferred Stock, par value $.001 per share, of Keystone (the "Keystone Series C Preferred Shares"), (ii) each issued and outstanding share of 9.125% Series D Cumulative Redeemable Preferred Stock, par value $.001 per share, of Keystone (the "Keystone Series D Preferred Shares") and (iii) each issued and outstanding share of 7.375% Series E Cumulative Redeemable Preferred Stock, par value $.001 per share, of Keystone (the "Keystone Series E Preferred Shares" and together with the Keystone Series C Preferred Shares and the Keystone Series D Preferred Shares, the "Keystone Preferred Shares") will remain outstanding; and (3) each issued and outstanding membership interest of Merger Sub shall be converted into newly issued common shares of beneficial interest of the Surviving Company (as defined herein).

      D. Merger Sub, as the sole general partner of Partnership Merger Sub, deems it advisable and in the best interests of Partnership Merger Sub's partners, and PARTY B, as the sole member of Merger Sub, has determined that it is advisable and in the best interests of Merger Sub that, upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the REIT Merger, Partnership Merger Sub shall merge with and into Keystone OP, with Keystone OP continuing as the surviving entity in the merger (the "Partnership Merger" and together with the REIT Merger, the "Mergers").

      E. Keystone, as the sole general partner of Keystone OP, has determined that it is advisable and in the best interests of Keystone OP and its partners to consummate the Partnership Merger.

      F. Prior to the Partnership Merger, the holders (the "Keystone Common Unit Holders") of common units of limited partner interest in Keystone OP (the "Keystone Common Units") may elect, on the terms and subject to the conditions specified herein, to receive, in exchange for Keystone Common

Units, common units of limited partner interest ("Newco I Common Units") in Newco I immediately prior to the Partnership Merger (each such Keystone Common Unit Holder a "Contributing OP Unit Holder"). Newco I Common Units shall have the rights set forth in the Amended and Restated Agreement of Limited Partnership of Newco I attached hereto as Exhibit A. In the Partnership Merger,
(1) any Keystone Common Units held by any remaining Keystone Common Unit Holders at the time of the Partnership Merger will be converted into the right to receive $23.80 in cash per Keystone Common Unit (each such Keystone Common Unit Holder a "Selling OP Unit Holder"), (2) each Series D Convertible Preferred Unit of partnership interest in Keystone OP (the "Keystone Series D Units") will be treated as set forth in Section 4.14, (3) each Keystone Series F Unit, Keystone Series G Unit and Keystone Series H Unit (each as defined herein) shall remain outstanding and (4) each issued and outstanding partnership interest of Partnership Merger Sub shall be converted into a newly issued limited partnership interest of the Surviving Partnership (as defined herein).

      G. Upon the terms and subject to the conditions set forth herein, Merger Sub and Keystone shall execute a Certificate of Merger and Articles of Merger (collectively, the "REIT Articles of Merger") in substantially the form attached hereto as Exhibit B and shall file such REIT Articles of Merger in accordance with applicable law to effectuate the REIT Merger.

      H. Upon the terms and subject to the conditions set forth herein, Partnership Merger Sub and Keystone OP shall execute a Certificate of Merger (the "Partnership Certificate of Merger") in substantially the form attached hereto as Exhibit C and, prior to the filing of the REIT Articles of Merger, shall file such Partnership Certificate of Merger in accordance with applicable law to effectuate the Partnership Merger.

      I. As a condition and inducement to the willingness of the ProLogis Parties to enter into this Agreement and consummate the transactions contemplated hereby, the ProLogis Parties have required the persons set forth on Exhibit D (collectively, the "Specified Holders") to enter into a voting agreement, of even date herewith (the "Voting Agreements"), pursuant to which, among other things, each Specified Holder agrees to vote all Keystone Common Shares beneficially owned by such Specified Holder (including Keystone Common Shares issued upon conversion of options of Keystone beneficially owned by the Specified Holder) in favor of the REIT Merger and to vote all Keystone Common Units beneficially owned by such Specified Holder in favor of the Partnership Merger.

      J. The ProLogis Parties, Keystone OP and Keystone desire to make certain representations, warranties and agreements in connection with the Mergers.

                                    AGREEMENT

      In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGERS

      Section 1.1. The REIT Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 8-501.1 of the Maryland REIT Law (the "MRL") and Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA"), Merger Sub shall be merged with and into Keystone, with Keystone being the surviving entity (the "Surviving Company").

      Section 1.2. The Partnership Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), immediately prior to the consummation of the REIT Merger, Partnership Merger Sub shall be merged with and into Keystone OP, with Keystone OP being the surviving entity (the "Surviving Partnership").

      Section 1.3. Closing. The closing of the Mergers (the "Closing") will take place commencing at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article V (the "Closing Date"), at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.

      Section 1.4. Effective Time. As part of the Closing, (a) Merger Sub and Keystone shall execute and file the REIT Articles of Merger, in accordance with the MRL and the DLLCA, with the State Department of Assessments and Taxation of Maryland and the Secretary of State of Delaware, as applicable, and shall make all other filings and recordings required under such statutes with respect to the REIT Merger, and (b) Partnership Merger Sub and Keystone OP shall execute and file the Partnership Certificate of Merger with the Secretary of State of Delaware, in accordance with the DRULPA, and shall make all other filings and recordings required under such statute with respect to the Partnership Merger. The Mergers shall become effective (each, an "Effective Time," and collectively, the "Effective Times") at such times as (i) Merger Sub and Keystone shall agree should be specified in the REIT Articles of Merger and (ii) Partnership Merger Sub and Keystone OP shall agree should be specified in the Partnership Certificate of Merger. Unless otherwise agreed, the parties shall cause the Effective Times to occur on the Closing Date with the Effective Time of the Partnership Merger occurring before the Effective Time of the REIT Merger.

      Section 1.5. Declaration of Trust and By-laws. The Declaration of Trust (including all Articles Supplementary thereto) (the "Keystone Declaration of Trust") and by-laws of Keystone (the "Keystone By-laws"), as in effect immediately prior to the Effective Time of the REIT Merger, shall, except for any required amendments, continue in full force and effect after the REIT Merger as the declaration of trust and by-laws of the Surviving Company, until further amended in accordance with the respective terms of such declaration of trust and by-laws and applicable Maryland law.

      Section 1.6. Agreement of Limited Partnership and Certificate of Limited Partnership. The Agreement of Limited Partnership of Keystone OP (the "Surviving OP Agreement") and the Certificate of Limited Partnership of Keystone OP as in effect as of the Effective Time of the Partnership Merger, shall, except for any required amendments, continue in full force and effect after the Partnership Merger as the partnership agreement and certificate of limited partnership, respectively, of the Surviving Partnership until further amended in accordance with applicable Delaware law.

      Section 1.7. Conversion of Equity Securities in the REIT Merger. At the Effective Time, by virtue of the REIT Merger and without any action on the part of the holder of any shares of beneficial interest of Keystone or membership interests of Merger Sub:

      (a) Membership Interests of Merger Sub. The issued and outstanding membership interests of Merger Sub immediately prior to the Effective Time shall be converted into the issued and outstanding common shares of beneficial interest of the Surviving Company.

      (b) Cancellation of Treasury Shares. Each Keystone Common Share that is owned as treasury shares by Keystone immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

      (c) REIT Merger Consideration. The consideration to be paid to the holders of Keystone Common Shares not held by Keystone and the treatment of Keystone Preferred Shares in the Merger is as follows:

            (i) Each Keystone Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.7(b)) shall be converted into the right to receive $23.80 in cash without interest (the "REIT Merger Consideration").

            (ii) Each Keystone Preferred Share issued and outstanding immediately prior to the Effective Time shall remain outstanding as a preferred security of the Surviving Company, having the same preferences, privileges, voting powers and terms for its respective series of Preferred Shares as prior to the Effective Time, and shall, upon the subsequent liquidation of the Surviving Company, receive payment as set forth in Section 1.7(g).

            (iii) At the Effective Time, all Keystone Common Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (each a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the REIT Merger Consideration described above and any dividends declared and unpaid thereon payable to holders of record thereof as of a record date preceding the Effective Time. Following the Effective Time, upon surrender of Certificates representing Keystone Common Shares, in accordance with Section 1.8, the Surviving Company shall pay to the holders of such Certificates as of the Effective Time, in addition to the REIT Merger Consideration, any unpaid dividends declared in respect of such Keystone Common Shares, with a record date prior to the Effective Time and which remain unpaid at the Effective Time.

      (d) Stock Options and Restricted Stock.

            (i) In connection with the REIT Merger, as of the Effective Time, each option (each a "1993 Keystone Option") to purchase Keystone Common Shares granted under Keystone's Amended and Restated 1993 Omnibus Incentive Plan or its predecessors (the "1993 Option Plan") which is outstanding immediately prior to the Effective Time shall vest in its entirety as of the Effective Time and each holder of such a 1993 Keystone Option will be entitled to receive, and shall receive, in full settlement thereof a cash payment from PARTY B in an amount equal to the product of (A) the REIT Merger Consideration minus the exercise price per share under the 1993 Keystone Option (it being understood that there shall be no payment on any such shares which are "out of the money") and (B) the number of Keystone Common Shares subject to the 1993 Keystone Option Plan held by such holder immediately prior to the Effective Time.

            (ii) For a period of 15 days ending on the day before the Effective Time (the "Accelerated Exercise Period"), each option (each a "1994 Keystone Option" and, collectively, together with all 1993 Keystone Options, the "Keystone Options") to purchase Keystone Common Shares granted under Keystone's Amended and Restated 1994 Non-Employee Stock Incentive Plan or its predecessors (the "1994 Option Plan" and, together with the 1993 Option Plan, the "Keystone Option Plans") which is outstanding under the 1994 Option Plan as of the first day of the Accelerated Exercise Period shall be exercisable (whether or not otherwise exercisable) during the Accelerated Exercise Period and any 1994 Keystone Option which is not exercised during the Accelerated Exercise Period shall be terminated and cancelled and no person shall thereafter have any rights under or with respect to such 1994 Keystone Option.

            (iii) In connection with the REIT Merger, as of the Effective Time, any restrictions with respect to restricted shares awarded under the Keystone Option Plans shall terminate or lapse. In addition, as of the Effective Time, all outstanding employee stock loans set forth in Schedule 1.7(d)(iii) of the Keystone Disclosure Letter (as defined herein) shall be forgiven in accordance with their terms. After such restrictions terminate or lapse and such loans are forgiven, the shares relating thereto shall be treated pursuant to this Agreement in the same manner as other Keystone Common Shares.

            (iv) By virtue of the foregoing treatment of the Keystone Options set forth above, no person shall have any right under or with respect to any Keystone Option after the Effective Time, other than rights to payments as specifically set forth in this Agreement, and all such Keystone Options shall cease to exist as of the Effective Time.

            (v) As of the Effective Time, the Keystone Option Plans shall be terminated and no further awards or grants shall be made thereunder.

            (vi) Keystone shall use its commercially reasonable efforts to ensure that the requirements of this Section 1.7(d) are satisfied.

      (e) No Appraisal Rights. The holders of Keystone Common Shares and Keystone Preferred Shares are not entitled under applicable law to appraisal, dissenters' or similar rights as a result of the REIT Merger.

      (f) Adjustments to REIT Merger Consideration. The REIT Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, share split, reverse split, share dividend (including any share dividend or distribution of securities convertible into Keystone Common Shares or Keystone Preferred Shares, as applicable), reorganization, recapitalization or other like change with respect to Keystone Common Shares (or for which a record date is established) after the date hereof and prior to the Effective Time.

      (g) Liquidation of the Surviving Company. As promptly as practicable following the Effective Time, the Surviving Company shall deliver written notice of its election to liquidate and terminate its existence to the holders of each series of Keystone Preferred Shares, stating the date and place of payment of the amount distributable to such holders of the Keystone Preferred Shares in accordance with the terms of the Articles Supplementary classifying such series, which notice will be delivered prior to the payment date stated in the notice in accordance with the terms of the respective series of Keystone Preferred Shares (the "Liquidation Payment Date"). On the Liquidation Payment Date, the holder of each series of Keystone Preferred Shares will receive distributions from the Surviving Company equal to the amounts payable to them upon a liquidation of the Surviving Company in accordance with the terms of the Articles Supplementary classifying such series. The Surviving Company will file a notice of termination with the State Department of Assessments and Taxation of Maryland in accordance with Section 8-502 of the MRL.

      Section 1.8. Surrender of Certificates.

      (a) Paying Agent and Exchange Agent. Prior to the Effective Time, PARTY B shall designate a bank or trust company reasonably acceptable to Keystone to act as agent for the payment of the REIT Merger Consideration, upon surrender of Certificates evidencing Keystone Common Shares (the "Paying and Exchange Agent"). PARTY B shall take all steps necessary to enable, and shall cause, the Surviving Company to provide to the Paying and Exchange Agent immediately following the Effective Time the REIT Merger Consideration payable upon surrender of the Keystone Common Shares pursuant to Section 1.7(c), plus any amounts payable in respect of unpaid dividends declared in respect of the Keystone Common Shares with a record date prior to the Effective Time and which remain unpaid at the Effective Time. The funds deposited with the Paying and Exchange Agent in respect of the REIT Merger Consideration together with earnings thereon is hereinafter referred to as the "Exchange Fund."

      (b) Payment Procedure. As soon as practicable after the Effective Time, the Paying and Exchange Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person (as defined herein) shall pass, only upon proper delivery of the Certificates to the Paying and Exchange Agent and shall be in customary form and have such other provisions as PARTY B may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the REIT Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying and Exchange Agent or to such other agent or agents as may be appointed by PARTY B, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying and Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the REIT Merger Consideration in respect of the shares formerly evidenced by such Certificate pursuant to Section 1.7(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Keystone Common Shares that is not registered in the share transfer books of Keystone, payment may be made therefor to a Person other than the Person in whose name the Certificate so surrendered is registered, if such shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of PARTY B that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the REIT Merger Consideration, or unpaid dividends declared in respect of the Keystone Common Shares and with a record date prior to the Effective Time and which remain unpaid at the Effective Time, payable upon surrender of any Certificate.

      (c) No Further Ownership Rights. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Keystone Common Shares formerly evidenced by such Certificate. At the close of business on the day on which the Effective Time occurs, the share transfer books of Keystone shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the Keystone Common Shares that were outstanding, immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Paying and Exchange Agent for transfer or any other reason, they shall be canceled and payment of the REIT Merger Consideration shall be made therefor as provided in this Article I.

      (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Keystone Common Shares one year after the Effective Time shall be delivered to Newco I or its designated Affiliate, upon demand, and any holder of Keystone Common Shares who has not theretofore complied with this Article I shall thereafter look only to the Surviving Company or its successor in interest for payment of its claim for REIT Merger Consideration.

      (e) No Liability. None of PARTY B, Keystone OP, nor the Surviving Company shall be liable to any person for any part of the Merger Consideration (as defined in Section 1.9(a) below) or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law (as defined herein). Any amounts remaining unclaimed by holders of any such shares five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall, to the extent permitted by applicable Law, become the property of Newco I or its designated Affiliate free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

      (f) Investment of Exchange Fund. The Paying and Exchange Agent shall invest any cash included in the Exchange Fund, as directed by PARTY B, on a daily basis; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000 or (iv) a money market fund having assets of at least $3,000,000,000. Any interest and other income resulting from such investments shall be the property of, and paid to, PARTY B or its designated Affiliate.

      (g) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying and Exchange Agent shall pay or deliver in respect of such lost, stolen, defaced or destroyed Certificate the applicable REIT Merger Consideration.

      (h) Withholding Rights. The Surviving Company or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Keystone Common Shares, such amounts as it is required to withhold with respect to such payments under the Code (as defined herein) or any other provision of state, local or foreign tax law. Any such amounts so withheld shall be paid over to the applicable Governmental Entity in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate with respect to which such deduction and withholding was made.

      (i) Tax Treatment. The parties intend, that, for Federal income tax purposes, the REIT Merger shall be treated as a taxable purchase of the Keystone Common Shares from the holders of record thereof by PARTY B in exchange for the REIT Merger Consideration.

      Section 1.9. Conversion of Equity Securities in the Partnership Merger. At the Effective Time, by virtue of the Partnership Merger and without any action on the part of any Selling OP Unit Holder or holder of partnership interests of Partnership Merger Sub:

      (a) Partnership Merger Consideration. The consideration to be paid to the Selling OP Unit Holders in the Partnership Merger is as follows (the "Partnership Merger Consideration" and together with the REIT Merger Consideration, the "Merger Consideration"):

            (i) Each Keystone Common Unit outstanding immediately prior to the Effective Time of the Partnership Merger (other than Keystone Common Units held by Keystone and Keystone Common Units contributed to Newco I by the Contributing OP Unit Holders) shall be exchanged for $23.80 in cash per Keystone Common Unit without interest, provided that if any Keystone Common Unit Holder is an "accredited investor" (as defined in Rule 501, promulgated under the Securities Act (as defined herein)), and has previously submitted to Partnership Merger Sub a Form of Election (as defined herein) in accordance with the procedures and time periods specified in Section 4.2(e) hereof, such Keystone Common Unit Holder shall have the right to receive for each Keystone Common Unit then held by it Newco I Common Units with a Value of $23.80.

            (ii) Any Keystone OP units held by the general partner of Keystone OP (the "Keystone GP Units") outstanding immediately prior to the Effective Time of the Partnership Merger shall become common units of the Surviving Partnership.

            (iii) Any Keystone Common Units outstanding and held by Keystone immediately prior to the Effective Time of the Partnership Merger shall remain outstanding as common units of the Surviving Partnership.

            (iv) Any Keystone Common Units contributed to Newco I by the Contributing OP Unit Holders and outstanding immediately prior to the Effective Time of the Partnership Merger shall remain outstanding as common units of the Surviving Partnership.

            (v) Each Keystone Series F Unit, Keystone Series G Unit and Keystone Series H Unit issued and outstanding immediately prior to the Effective Time of the Partnership Merger shall remain outstanding as a preferred security of the Surviving Partnership, having the same preferences, privileges voting powers and terms for its respective series of preferred units as prior to the Effective Time and shall, upon the subsequent liquidation of the Surviving Company, receive payment in accordance with the certificates of designation classifying such units.

            (vi) At the Effective Time of the Partnership Merger, each holder of a Keystone Common Unit outstanding immediately prior to the Effective Time of the Partnership Merger (other than Keystone Common Units held by Keystone and Keystone Common Units contributed to Newco I by the Contributing OP Unit Holders) shall cease to have any rights with respect thereto except the right to receive the applicable Partnership Merger Consideration and any distributions declared and unpaid thereon payable to holders of record thereof as of a record date preceding the Effective Time. Following the Effective Time, upon delivery to the Paying and Exchange Agent of such duly executed documents as may be required by the Paying and Exchange Agent or PARTY B, the Surviving Partnership shall pay to such former holders any unpaid distributions declared in respect of the Keystone Common Units with a record date prior to the Effective Time and which remain unpaid at the Effective Time.

      (b) Adjustments to Partnership Merger Consideration. The Partnership Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, split, reverse split, distribution of securities convertible into Keystone Common Units, reorganization, recapitalization or other like change with respect to Keystone Common Units occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

      (c) Withholding Rights. PARTY B or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this agreement to any holder of Keystone Common Units or Keystone Series D Units (if applicable), such amounts as it is required to withhold with respect to such payments under the Code or any other provision of state, local or foreign tax law. Any such amounts so withheld shall be paid over to the applicable Governmental Entity in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the former holder of Keystone Common Units or Keystone Series D Units, as the case may be, with respect to which such deduction and withholding was made.

      (d) Tax Treatment. The parties intend that, for Federal income tax purposes, (i) the Partnership Merger be treated as a taxable purchase of Keystone Common Units by PARTY B from each holder of Keystone Common Units who receives, directly or indirectly, any consideration other than Newco I Common Units in connection with the Partnership Merger and (ii) the contribution of Keystone Common Units to Newco I by Contributing OP Unit Holders who hold such Keystone Common Units in exchange for Newco I Common Units be treated as a contribution governed by Section 721 of the Code.

      Section 1.10. Procedures for Exchange of Keystone Common Units in the Partnership Merger. Except for the provisions relating to the Certificates, all other provisions of Section 1.8 shall apply to Keystone OP and the Keystone Common Units with respect to the Partnership Merger, except as otherwise provided in Section 1.9 and Section 4.2(a).

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

      Section 2.1. Representations and Warranties of Keystone and Keystone OP. Keystone and Keystone OP represent and warrant to the ProLogis Parties as follows:

      (a) Organization, Standing and Corporate Power of Keystone. Keystone is a statutory real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite trust power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Keystone is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, (x) would not have, or would not be reasonably likely to have, a material adverse effect on the business, properties, condition (financial or otherwise), or results of operations of Keystone and the Keystone Subsidiaries (as defined herein) taken as a whole or (y) would not, or would not be reasonably likely to, prevent or materially delay the performance by Keystone or Keystone OP of any of their respective obligations under this Agreement or the consummation of the Mergers or any other transaction contemplated by this Agreement (a "Keystone Material Adverse Effect"), provided that a Keystone Material Adverse Effect shall not include any change with respect to Keystone or any Keystone Subsidiary to the extent resulting from or attributable to (i) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of terrorist acts that do not result in the destruction or material physical damage of a material portion of Keystone's real properties, (ii) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby or (iii) conditions generally affecting the securities markets or the industries in which Keystone and the Keystone Subsidiaries operate. Keystone has heretofore made available to PARTY B complete and correct copies of the Keystone Declaration of Trust, as amended and supplemented to the date hereof, and the Keystone By-laws, as amended to the date hereof. Each jurisdiction in which Keystone is qualified or licensed to do business and each assumed name under which it conducts business in any jurisdiction are identified in Schedule 2.1(a) of the disclosure letter dated as of the date of this Agreement and delivered to PARTY B in connection with the execution hereof (the "Keystone Disclosure Letter").

      (b) Keystone Subsidiaries; Keystone Joint Ventures. (i) Each Keystone Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Keystone Subsidiary, including Keystone OP, that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Keystone Subsidiary, including Keystone OP, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect. All outstanding shares of capital stock of each Keystone Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights and are owned by Keystone or another Keystone Subsidiary, except as disclosed in Schedule 2.1(b)(i) of the Keystone Disclosure Letter, and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (each, a "Lien" and collectively, "Liens"). All equity interests in each Keystone Subsidiary, including Keystone OP, that is a partnership, limited liability company, trust or other entity, have been duly authorized and are validly issued and are owned by Keystone or another Keystone Subsidiary, except as disclosed in Schedule 2.1(b)(i) of the Keystone Disclosure Letter, and are so owned free and clear of all Liens. Keystone has heretofore made available to PARTY B complete and correct copies of the charter, by-laws or other organizational documents of each of the Keystone Subsidiaries, each as amended to the date of this Agreement. Schedule 2.1(b)(i) of the Keystone Disclosure Letter sets forth (A) all Keystone Subsidiaries and their respective jurisdictions of incorporation or organization, (B) each owner and the respective amount of such owner's equity interest in each Keystone Subsidiary and (C) a list of each jurisdiction in which each Keystone Subsidiary is qualified or licensed to do business and each assumed name under which each such Keystone Subsidiary conducts business in any jurisdiction.

            (ii) Schedule 2.1(b)(ii) of the Keystone Disclosure Letter sets forth (A) all Keystone Joint Ventures (as defined herein) and their respective jurisdictions of incorporation or organization, (B) each owner and the respective amount of such owner's equity interest in each Keystone Joint Venture and (C) a list of each jurisdiction in which each Keystone Joint Venture is qualified or licensed to do business and each assumed name under which each such Keystone Joint Venture conducts business in any jurisdiction. Except for the capital stock of, or other equity interests in, the Keystone Subsidiaries and the other interests disclosed in Schedule 2.1(b)(ii) of the Keystone Disclosure Letter (such other interests, the "Keystone Joint Ventures"), neither Keystone nor any of the Keystone Subsidiaries owns any capital stock or other ownership interest in any Person. Neither Keystone nor any Keystone Subsidiary is in default under any agreement, document or contract governing its rights in, or obligations to, the Keystone Joint Ventures which default is, or could, with the passage of time, result in, a material breach under such agreement, document or contract. To the Knowledge of Keystone and Keystone OP, the other parties to such agreements, documents and contracts are not in breach of any of their respective obligations under such agreements, documents or contracts.

      (c) Capital Structure.

            (i) Shares of Beneficial Interest

                  (A) As of the date of this Agreement, the authorized shares of beneficial interest of Keystone consist of (1) 59,840,000 Keystone Common Shares and (2) 5,160,000 preferred shares of beneficial interest, par value $0.001 per share, of which 200,000 shares have been designated as Keystone Series C Preferred Shares, 2,760,000 shares have been designated as Keystone Series D Preferred Shares and 2,200,000 shares have been designated as Keystone Series E Preferred Shares.

                  (B) As of the date of this Agreement, (1) 30,876,507 Keystone Common Shares are issued and outstanding, including 505,652 restricted shares under the Keystone Option Plans, and (2) 5,160,000 Keystone Preferred Shares are issued and outstanding, of which 200,000 Keystone Series C Preferred Shares, 2,760,000 Keystone Series D Preferred Shares and 2,200,000 Keystone Series E Preferred Shares are issued and outstanding. All outstanding shares of beneficial interest of Keystone are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. Except as provided herein or in the Articles Supplementary governing the Keystone Preferred Shares as in effect on the date hereof, no holder of Keystone Preferred Shares has, or will have, any right to (i) cause the redemption of such Keystone Preferred Shares, (ii) exchange such Keystone Preferred Shares for other securities or (iii) convert, redeem or receive a distribution with respect to such Keystone Preferred Shares, in each case, solely as a result of the Mergers or the other transactions contemplated by this Agreement.

                  (C) As of the date of this Agreement, (1) 1,123,343 Keystone Common Shares are reserved for issuance upon exercise of outstanding Keystone Options, (2) 317,460 Keystone Common Shares are reserved for issuance upon conversion of the Keystone Series C Preferred Shares for Keystone Common Shares,
(3) 3,955,598 Keystone Common Shares are reserved for issuance upon exchange of Keystone Common Units for Keystone Common Shares pursuant to the Keystone OP Agreement and (4) 319,916 Keystone Common Shares are reserved for issuance upon conversion of the Keystone Series D Units for Keystone Common Shares pursuant to the terms of the Keystone Series D Units. All such Keystone Common Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

                  (D) Except as provided herein or as disclosed in Schedule 2.1(c)(i)(D) of the Keystone Disclosure Letter, there are no outstanding restricted Keystone Common Shares, performance share awards, stock options, stock appreciation rights or dividend equivalent rights relating to the shares of beneficial interest of Keystone.

                  (E) There is no Voting Debt (as defined herein) of Keystone or any Keystone Subsidiary outstanding.

                  (F) All dividends or distributions on securities of Keystone or any Keystone Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

            (ii) Partnership Units.

                  (A) As of the date of this Agreement, 34,832,105 Keystone Common Units, 211,145 Keystone Series D Units, 200,000 Series F Convertible Preferred Units of Keystone OP (the "Keystone Series F Units"), 2,760,000 Series G Cumulative Redeemable Preferred Units of Keystone OP (the "Keystone Series G Units") and 2,200,000 Keystone Series H Cumulative Redeemable Preferred Units of Keystone OP (the "Keystone Series H Units" and, collectively with the Keystone Series D Units, Keystone Series F Units and Keystone Series G Units, the "Keystone Preferred Units"), are validly issued and outstanding, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

                  (B) Each Keystone Common Unit may, under certain circumstances set forth in the Keystone OP Agreement, be redeemed for Keystone Common Shares on a one-for-one basis. The holders of Keystone Series D Units have the right, under certain circumstances, to exchange such units for Keystone Common Units or Keystone Common Shares pursuant to the terms of the Keystone Series D Units. Except as provided herein, or as disclosed in the Partnership Unit Designations for the Series D Units or in the organizational documents for Keystone OP, no holder of Keystone Preferred Units has, or will have, any right to (i) cause the redemption of such Keystone Preferred Units, (ii) exchange such Keystone Preferred Units for other securities or (iii) convert, redeem or receive a distribution with respect to such Keystone Preferred Units, in each case solely as a result of the Mergers or the other transactions contemplated by this Agreement.

                  (C) Keystone is the sole general partner of Keystone OP and holds 36,036,507 Keystone OP Units representing a 89.646% general partner interest in Keystone OP, which consists of 30,876,507 Keystone OP Units, 200,000 Keystone Series F Units, 2,760,000 Keystone Series G Units and 2,200,000 Keystone Series H Units. Schedule 2.1(c)(ii)(C) of the Keystone Disclosure Letter sets forth the name, number and class of units of partnership interest held by each partner in Keystone OP.

            (iii) Miscellaneous

                  (A) Except as set forth in this Schedule 2.1(c) or in Schedule 2.1(c)(iii)(A) of the Keystone Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares of beneficial interest, Voting Debt or other voting securities or equity securities of Keystone; (2) no securities of Keystone or any Keystone Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of beneficial interest, Voting Debt or other voting securities or equity securities of Keystone or any Keystone Subsidiary; and (3) no subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which Keystone or any Keystone Subsidiary is a party or by which it is bound obligating Keystone or any Keystone Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of beneficial interest, Voting Debt or other voting securities of Keystone or of any Keystone Subsidiary, or obligating Keystone or any Keystone Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement. Except as set forth in Schedule 2.1(c)(iii)(A) of the Keystone Disclosure Letter or otherwise in this Section 2.1(c), there are no awards outstanding under the Keystone Option Plans.

                  (B) Except for the Transaction Documents (as defined herein), there are no (x) shareholder agreements, voting trusts or other agreements or understandings relating to the voting of any shares of beneficial interest or capital stock of Keystone or any Keystone Subsidiary or partnership interests in Keystone OP or (y) agreements or understandings relating to the sale or transfer of any shares of Keystone or any ownership interests in any Keystone Subsidiary, in the case of (x) and (y) to which Keystone or any Keystone Subsidiary is a party other than as provided in the organizational documents of Keystone, any Keystone Subsidiary or any Keystone Joint Venture and other than as listed on
Schedule 2.1(c)(iii)(A) of the Keystone Disclosure Letter. Except as set forth in the applicable organizational documents of any Keystone Subsidiary or as imposed and required by lenders in connection with bankruptcy remote or special purpose entities that are Subsidiaries, which bankruptcy remote or special purpose entities are specified in Schedule 2.1(c)(iii)(B) of the Keystone Disclosure Letter, there are no restrictions on Keystone's ability to vote the equity interests of any of the Keystone Subsidiaries.

                  (C) Except as set forth in Schedule 2.1(c)(iii)(C) of the Keystone Disclosure Letter, no holder of securities in Keystone (other than Keystone Common Shares that will be converted pursuant to Section 1.7(c)) or any Keystone Subsidiary has any right to have such securities registered by Keystone or any Keystone Subsidiary, as the case may be. All prior issuances of securities by Keystone or any Keystone Subsidiary were, in all respects, made in compliance with all applicable Federal and state securities laws.

                  (D) Except as set forth in Schedule 2.1(c)(iii)(D) of the Keystone Disclosure Letter, there are no Keystone Subsidiaries or Keystone Joint Ventures in which any officer, trustee or director of Keystone or any Keystone Subsidiary owns any shares of beneficial interest, capital stock or other securities. Schedule 2.1(c)(iii)(D) of the Keystone Disclosure Letter sets forth a true, accurate and complete list of: (1) the name of any such officer, trustee or director owning beneficial interests, capital stock or other securities in any Keystone Subsidiary, (2) the name of the entity or entities in which such officer, trustee or director owns an interest, and (3) the type and amount of beneficial interests, capital stock or other securities owned by such officer, trustee or director in such entities. There are no agreements or understandings between Keystone or any Keystone Subsidiary and any Person listed in Schedule 2.1(c)(iii)(D) of the Keystone Disclosure Letter that could cause such Person to be treated as holding any beneficial interest, capital stock or security in Keystone or any Keystone Subsidiary or as an agent for, or nominee of, Keystone or any Keystone Subsidiary.

      (d) Authority; No Violations; Consents and Approval.

            (i) The Board of Trustees of Keystone has approved and declared advisable the Mergers and the other transactions contemplated by the Transaction Documents and has authorized that the REIT Merger be submitted for consideration at a special meeting of the Keystone shareholders (the "Keystone Shareholder Meeting"). Keystone has all requisite power and authority to enter into this Agreement and all other documents to be executed by Keystone in connection with the transactions contemplated hereby and thereby (each, a "Transaction Document" and collectively, the "Transaction Documents") and, subject, with respect to the consummation of the REIT Merger, to receipt of the Keystone Shareholder Approval (as defined herein), to consummate the transactions contemplated hereby and thereby. Keystone OP has the requisite limited partnership power and authority to enter into this Agreement and subject to, with respect to the Partnership Merger, the Keystone Partner Approval (as defined herein), to consummate the transactions contemplated by this Agreement. Each Keystone Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been or when executed will have been duly authorized by all necessary action on the part of Keystone and each applicable Keystone Subsidiary, subject, with respect to the consummation of the REIT Merger, to receipt of the Keystone Shareholder Approval and with respect to the consummation of the Partnership Merger, to receipt of the Keystone Partner Approval. The Transaction Documents have been or when executed will have been duly executed and delivered by Keystone and each applicable Keystone Subsidiary and, subject, with respect to the consummation of the REIT Merger, to receipt of the Keystone Shareholder Approval and with respect to the consummation of the Partnership Merger, to receipt of the Keystone Partner Approval and assuming the Transaction Documents to which any of the ProLogis Parties is a party constitute the valid and binding obligation of such ProLogis Party, are enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

            (ii) Except as set forth in Schedule 2.1(d)(ii) of the Keystone Disclosure Letter, the execution and delivery of the Transaction Documents by Keystone or each applicable Keystone Subsidiary do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Keystone or any of the Keystone Subsidiaries under or require the consent or approval of any third party under, any provision of (A) the Keystone Declaration of Trust or the Keystone By-laws or any provision of the comparable charter or organizational documents of any of the Keystone Subsidiaries, (B) any Material Contract (as defined herein) (it being understood that no representation is being given as to whether the Surviving Company and the Keystone Subsidiaries will be in compliance with any financial covenants contained therein following the Mergers), or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedules 2.1(d)(ii) and
(iii) of the Keystone Disclosure Letter are duly and timely obtained or made and the Keystone Shareholder Approval and the Keystone Partner Approval have been obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Keystone or any of the Keystone Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) or
(C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect.

            (iii) Except as set forth in Schedule 2.1(d)(iii) of the Keystone Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to Keystone or any of the Keystone Subsidiaries in connection with the execution and delivery of the Transaction Documents by Keystone or each of the applicable Keystone Subsidiaries or the consummation by Keystone or the applicable Keystone Subsidiaries of the transactions contemplated hereby or thereby, except for: (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) (a) a proxy statement in preliminary and definitive form relating to the Keystone Shareholder Meeting held in connection with the Mergers (the "Proxy Statement") or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby or thereby; (B) the filing of the REIT Articles of Merger and the Partnership Articles of Merger with, and the acceptance for record of the REIT Articles of Merger and the Partnership Articles of Merger by, the State Department of Assessments and Taxation of Maryland or the Secretary of State of Delaware, as applicable; (C) such filings and approvals as may be required by any applicable Environmental Laws (as defined herein) as more specifically described in Schedule 2.1(d)(iii) of the Keystone Disclosure Letter; and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect.

      (e) SEC Documents. Keystone has made available to PARTY B (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by either Keystone or any Keystone Subsidiary with the SEC since January 1, 2001 (the "Keystone SEC Documents") which are all of the documents required to have been filed by any of them with the SEC since that date. As of their respective dates, the Keystone SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Keystone SEC Documents and none of the Keystone SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Keystone SEC Documents filed and publicly available prior to the date of this Agreement. Neither Keystone nor any Keystone Subsidiary has any outstanding and unresolved comments from the SEC with respect to the Keystone SEC Documents. The consolidated financial statements of Keystone and Keystone Subsidiaries included in the Keystone SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Keystone and the Keystone

Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Keystone and the Keystone Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Keystone SEC Documents filed and publicly available prior to the date of this Agreement. No Keystone Subsidiary is required to make any filing with the SEC.

      (f) Absence of Certain Changes or Events. Except as disclosed or reflected in the Keystone SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Schedule 2.1(f) of the Keystone Disclosure Letter, since December 31, 2003 there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of Keystone's capital stock except for regular quarterly dividends on the Keystone Shares; (B) any amendment of any term of any outstanding equity security of Keystone or any Keystone Subsidiary; (C) any repurchase, redemption or other acquisition by Keystone or any Keystone Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Keystone or any Keystone Subsidiary; (D) any change in any method of accounting or accounting practice or any tax method, practice or election by Keystone or any Keystone Subsidiary that would materially affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (E) any Keystone Material Adverse Effect; (F) any (1) amendment of any employment, consulting, severance, retention or other agreement between Keystone and any officer or trustee of Keystone; (2) grant of any severance or termination pay to any trustee, director or officer of Keystone or any Keystone Subsidiary; (3) entering into of any employment agreement with any trustee, director or officer of Keystone or any Keystone Subsidiary; (4) material increase in any benefits payable under any existing severance or termination pay policies or employment agreements; or (5) increase in compensation, bonus or other benefits payable to trustees, directors or officers of Keystone or any Keystone Subsidiary; (G) any incurrence, assumption or guarantee by Keystone or any Keystone Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices; (H) any creation or assumption by Keystone or any Keystone Subsidiary of any Lien in an amount, individually or in the aggregate, in excess of $1,000,000 on any asset other than in the ordinary course of business consistent with past practices; or (I) any making of any loan, advance or capital contribution to or investment in any Person in an amount exceeding $50,000 or (ii) except for the issuance of awards under the Keystone Option Plans and the issuance of Keystone Common Units, any split, combination or reclassification of any of Keystone's shares of beneficial interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, or giving the right to acquire by exchange or exercise, shares of beneficial interest or any issuance of an ownership interest in, any Keystone Subsidiary.

      (g) No Undisclosed Material Liabilities. Except as disclosed in the Keystone SEC Documents, as set forth in Schedule 2.1(g) of the Keystone Disclosure Letter or as otherwise would not reasonably be expected to have a Keystone Material Adverse Effect, there are no liabilities of Keystone or any of the Keystone Subsidiaries or Keystone Joint Ventures, whether accrued, contingent, absolute or determined, and, to Keystone's Knowledge, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than: (i) liabilities adequately provided for on the balance sheet of Keystone and Keystone OP dated as of December 31, 2003 (including the notes thereto); (ii) liabilities adequately provided for on the balance sheets of the Keystone Joint Ventures dated as of December 31, 2003; or (iii) liabilities incurred in the ordinary course of business subsequent to December 31, 2003. Schedule 2.1(g) of the Keystone Disclosure Letter sets forth a complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments existing at the date of this Agreement pursuant to which any indebtedness of Keystone, any Keystone Subsidiary or any Keystone Joint Venture is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section 2.1(g), "indebtedness" means, with respect to any Person, without duplication (i) all obligations of such Person for borrowed money or obligations with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid,
(iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business, consistent with past practice), (vi) all capitalized lease obligations of such Person other than leases for office and computer equipment incurred in the ordinary course of business, (vii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such Person, and (ix) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

      (h) No Default. None of Keystone, any of the Keystone Subsidiaries or, to Keystone's Knowledge, any of the Keystone Joint Ventures is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Keystone Declaration of Trust or the Keystone By-laws or the comparable charter or organizational documents of any of the Keystone Subsidiaries or Keystone Joint Ventures, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Keystone or any of the Keystone Subsidiaries or any Keystone Joint Venture is a party or by which Keystone, any of the Keystone Subsidiaries or any Keystone Joint Venture or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Keystone, any of the Keystone Subsidiaries or any of the Keystone Joint Ventures, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect.

      (i) Compliance with Applicable Laws. Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Keystone Permits"), except where the failure so to hold such Keystone Permits, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect. Keystone and the Keystone Subsidiaries are in compliance with the terms of the Keystone Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect. Except as disclosed in the Keystone SEC Documents, the businesses of Keystone and the Keystone Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Keystone, any Keystone Subsidiary or any Keystone Joint Venture is pending or, to Keystone's Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect.

      (j) Litigation. Except as disclosed in the Keystone SEC Documents or as set forth in Schedule 2.1(j) of the Keystone Disclosure Letter and except for routine litigation arising from the ordinary course of business of Keystone and the Keystone Subsidiaries which are adequately covered by insurance, there is no suit, action or proceeding pending or, to the Knowledge of Keystone, threatened against or affecting Keystone, any Keystone Subsidiary or any Keystone Joint Venture or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a Keystone Material Adverse Effect or materially adversely affect the right or ability of PARTY B or its Affiliates to own and operate the business and assets of Keystone or any Keystone Subsidiary or to participate in any Keystone Joint Venture.

      (k) Taxes. (i) Each of Keystone and the Keystone Subsidiaries has timely filed all material Tax Returns (as defined herein) required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is accurate and complete in all material respects. Keystone and each Keystone Subsidiary has paid (or Keystone has paid on its behalf), all material Taxes that are shown as due and payable on such Tax Returns. All material Taxes which Keystone or the Keystone Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by law. The most recent audited financial statements contained in the Keystone SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for all material Taxes payable by Keystone and the Keystone Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Keystone and each Keystone Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2003, Keystone has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1-337(d)-6 including, without limitation, any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Keystone nor any of the Keystone Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Keystone or any Keystone Subsidiary. Neither Keystone nor any Keystone Subsidiary is the subject of any audit, examination, or other proceeding in respect of Federal income Taxes; to the Knowledge of Keystone, no audit, examination or other proceeding in respect of Federal income Taxes involving Keystone or any Keystone Subsidiary is being considered by any Tax authority; and no audit, examination or proceeding in respect of Federal income Taxes involving Keystone or any Keystone Subsidiary has occurred since December 31, 1998. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of Keystone or any Keystone Subsidiary, proposed) against Keystone or any of the Keystone Subsidiaries, including claims by any taxing authority in a jurisdiction where Keystone or any Keystone Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of Keystone or the Keystone Subsidiaries except for statutory Liens for Taxes not yet due.

            (ii) Keystone (A) for each taxable year beginning with its taxable year ended on December 31, 1993 and ending at the Effective Time, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the loss of its status as a REIT, and no such challenge is pending, or to Keystone's Knowledge, threatened. Each Keystone Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by Keystone (A) been classified for Federal income tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for Federal income tax purposes under Section 7704(a) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause Keystone to violate Section 856(c)(4) of the Code. Each Keystone Subsidiary which is a corporation, and each other issuer of securities in which Keystone holds securities (within the meaning of Section 856(c) of the Code but excluding "straight debt" of issuers as described in Section 856(c)(7) of the Code) having a value of more than 10 percent of the total value of the outstanding securities of such issuer, has since its acquisition by Keystone been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code or otherwise qualified as a "real estate asset" within the meaning of Section 856(c)(5)(B) of the Code. Neither Keystone nor any Keystone Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or Treasury Regulation Section 1.337(d)-6 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

            (iii) As of the date of this Agreement, Keystone does not have any earnings and profits attributable to Keystone or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

            (iv) Except as disclosed in Schedule 2.1(k)(iv) of the Keystone Disclosure Letter, none of Keystone, any of the Keystone Subsidiaries or any of the Keystone Joint Ventures is (i) subject, directly or indirectly, to any Tax Protection Agreement or (ii) in violation of or in default under any Tax Protection Agreement.

            (v) To Keystone's Knowledge, as of the date hereof, Keystone is a "domestically-controlled REIT" within the meaning of Section 897(h) of the Code.

            (vi) Neither Keystone nor any Keystone Subsidiary is a party to any Tax allocation or sharing agreement.

            (vii) Keystone does not have any liability for the Taxes of any person other than Keystone and the Keystone Subsidiaries and the Keystone Subsidiaries do not have any liability for the Taxes of any person other than Keystone and the Keystone Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

            (viii) Keystone and the Keystone Subsidiaries have disclosed to the IRS all positions taken on its Federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

      (l) Pension and Benefit Plans; ERISA. Except as set forth in the Keystone SEC Documents: (i) all "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by Keystone or any of the Keystone Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Keystone under Section 414(b), (c), (m) or (o) of the Code (a "Keystone ERISA Affiliate") (the "Keystone Pension Plans") intended to qualify under Section 401(a) of the Code so qualify and have been determined by the IRS to be qualified under
Section 401(a) of the Code (or has been timely submitted to the IRS for such determination), no such determination has been modified, revoked or limited and each such determination covers all amendments to such plan for which the remedial amendment period has expired.

            (ii) Neither Keystone nor any Keystone ERISA Affiliate or Keystone Subsidiary currently sponsors, contributes to, maintains or has liability (whether contingent or otherwise) under (A) a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or (B) an employee benefit plan that was subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA.

            (iii) Each Keystone Employee Benefit Plan (as defined herein), related trust (or other funding or financing arrangement, if applicable) and all amendments thereto are listed in Schedule 2.1(l)(iii) of the Keystone Disclosure Letter, true and complete copies of which have been made available to PARTY B and Merger Sub, as have the most recent summary plan descriptions, Form 5500s, applicable trust agreements and, with respect to any Keystone Employee Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, a current determination letter.

            (iv) Except as set forth in the Keystone SEC Documents, all Keystone Employee Benefit Plans and Keystone Severance Agreements comply and have been administered in form and in operation in all material respects in accordance with their terms and with all requirements of applicable Laws, none of Keystone nor any of the Keystone Subsidiaries has received any claim or notice that any such Keystone Employee Benefit Plan is not in compliance with, its terms and all applicable Laws, regulations, rulings and other authority issued thereunder and all other applicable governmental Laws, regulations and orders, and prohibited transaction exemptions, including, without limitation, the requirements of ERISA and all Tax rules for which favorable Tax treatment is intended and, to the Knowledge of Keystone, no event has occurred which will or could cause any such Keystone Employee Benefit Plan or Keystone Severance Agreement to fail to comply with such requirements.

            (v) There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of Keystone, threatened alleging any breach of the terms of any Keystone Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such plan.

            (vi) All contributions, premiums and other payments required by Law or any Keystone Employee Benefit Plan or applicable collective bargaining agreement to have been made under any such plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof.

            (vii) All individual employment, termination, severance, change in control, retention bonus, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are between Keystone or a Keystone Subsidiary and any current or former trustee, officer or employee thereof, including the name and title of such current or former trustee, officer or employee, and the type of agreement, including the amount of payment due thereunder upon the consummation of the transactions contemplated by this Agreement, are listed in Schedule 2.1(l)(vii) of the Keystone Disclosure Letter (collectively, the "Keystone Severance Agreements").

            (viii) None of the assets of any Keystone Employee Benefit Plan (excluding the Keystone Option Plans) are invested in employer securities or employer real property.

            (ix) There have been no acts or omissions by Keystone, any Keystone ERISA Affiliate or Keystone Subsidiary which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which any of them may be liable.

            (x) Except as set forth in the Keystone SEC Documents or as set forth in Schedule 2.1(l)(x) of the Keystone Disclosure Letter, none of the payments contemplated by the Keystone Employee Benefit Plans or the Keystone Severance Agreements or any other agreements to which Keystone or any of the Keystone Subsidiaries is a party, would, individually or in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to section 162(m) of the Code.

            (xi) Except as set forth in the Keystone SEC Documents, or as set forth in Schedule 2.1(l)(xi) of the Keystone Disclosure Letter, none of Keystone, any Keystone ERISA Affiliate or Keystone Subsidiary has any liability or contingent liability for providing, under any Keystone Employee Benefit Plan, Keystone Severance Agreement or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

            (xii) Except as set forth in Schedule 2.1(l)(xii) of the Keystone Disclosure Letter, there have been no acts or omissions that would impair the ability of Keystone, any Keystone Subsidiary (or any successor thereto) to unilaterally amend or terminate any Keystone Employee Benefit Plan.

      (m) Labor and Employment Matters.

            (i) Except as set forth in the Keystone SEC Documents or as would not be reasonably expected to have, individually or in the aggregate, a Keystone Material Adverse Effect, there are no actions, disputes, suits or claims pending or, to Keystone's Knowledge, threatened between Keystone or any Keystone Subsidiary and any of their respective employees (collectively, the "Keystone Employees").

            (ii) Neither Keystone nor any Keystone Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Keystone Employees, nor to Keystone's Knowledge are there any activities or proceedings of any labor union to organize any Keystone Employees.

            (iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Keystone Material Adverse Effect, to Keystone's Knowledge, Keystone and each Keystone Subsidiary has complied, and is in compliance in all material respects, with all applicable laws relating to labor and employment practices, including all laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers' compensation, occupational safety and health, equal employment opportunity and immigration, and is not engaged in any unfair labor or unlawful employment practice.

            (iv) No National Labor Relations Board unfair labor practice charge (or litigation alleging such claim) has been filed or threatened or is presently pending against either Keystone or any Keystone Subsidiary relating to a Keystone Employee. There is no strike, work stoppage, walkout, slowdown, handbilling, picketing or other "concerted action" involving any Keystone Employees, and no grievance proceeding or other controversy is in progress, pending or, to the Knowledge of Keystone or Keystone OP, threatened between Keystone or any Keystone Subsidiary and any Keystone Employee or any union or collective bargaining unit relating thereto.

      (n) Intangible Property. Keystone and the Keystone Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of Keystone and the Keystone Subsidiaries (collectively, the "Keystone Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect. All of the Keystone Intangible Property is owned or licensed by Keystone or the Keystone Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect, and neither Keystone nor any such Keystone Subsidiary has forfeited or otherwise relinquished any Keystone Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a Keystone Material Adverse Effect. To the Knowledge of Keystone, the use of Keystone Intangible Property by Keystone or the Keystone Subsidiaries does not in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither Keystone nor any of the Keystone Subsidiaries has received any notice of any claim or otherwise knows that any of the Keystone Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Keystone Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect.

      (o) Environmental Matters. For purposes of this Agreement, (x) "Environmental Law" means any Law of any Governmental Entity relating to human health, safety or protection of the environment, including, but not limited to, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and (y) "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls ("PCBs"); or (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law. Except as disclosed in Schedule 2.1(o) of the Keystone Disclosure Letter or in the environmental audits/reports listed thereon, and except as would not reasonably be expected to have a Keystone Material Adverse Effect:

            (i) None of Keystone, the Keystone Subsidiaries or the Keystone Joint Ventures has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by Keystone, any Keystone Subsidiary or any Keystone Joint Venture to have any permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or "release" (as defined in 42 U.S.C. (S) 9601(22) ("Release")) by Keystone, any Keystone Subsidiary or any Keystone Joint Venture of any Hazardous Material in material violation of any Environmental Law.

            (ii) To the Knowledge of Keystone, (A) except in material compliance with applicable Environmental Laws, there are no asbestos-containing materials present on any property owned or operated by Keystone, any Keystone Subsidiary or any Keystone Joint Venture, (B) there are no regulated levels of PCBs present on any property owned or operated by Keystone, any Keystone Subsidiary or any Keystone Joint Venture, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by Keystone, any Keystone Subsidiary or any Keystone Joint Venture.

            (iii) None of Keystone, any Keystone Subsidiary or any Keystone Joint Venture has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently or formerly owned or operated by Keystone, a Keystone Subsidiary or a Keystone Joint Venture.

            (iv) None of Keystone, any Keystone Subsidiary or any Keystone Joint Venture has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any Keystone Property or (B) any action taken which could subject any Keystone Property to such Liens. To the Knowledge of Keystone, no such action is in process. Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any Keystone Property.

            (v) None of Keystone, the Keystone Subsidiaries or the Keystone Joint Ventures has transported or arranged for the transportation of any Hazardous Material to any location which, to the Knowledge of Keystone, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against Keystone, the Keystone Subsidiaries, or the Keystone Joint Ventures related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder.

            (vi) Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures have made notification of Releases of a Hazardous Material where required by applicable Environmental Law, and no property now or, to the Knowledge of Keystone, previously owned or operated by Keystone, the Keystone Subsidiaries, or the Keystone Joint Ventures is listed or, to the Knowledge of Keystone, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.

            (vii) Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by Keystone, the Keystone Subsidiaries, and the Keystone Joint Ventures.

            (viii) None of Keystone, the Keystone Subsidiaries or the Keystone Joint Ventures has in its possession or control any environmental assessment or investigation reports prepared within the last four years that (A) have not been provided to PARTY B prior to the execution of this Agreement or (B) that disclose a material environmental condition which has not been addressed or remediated with respect to the Keystone Properties which has not been addressed or remediated or been made the subject of an environmental insurance policy listed in Schedule 2.1(q) of the Keystone Disclosure Letter, except for such reports that (1) contain information regarding the environmental condition of any such property that has been provided to PARTY B or (2) reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities.

      (p) Properties.

            (i) (A) Except as listed in Schedule 2.1(p)(i)(A) of the Keystone Disclosure Letter, Keystone, a Keystone Subsidiary or a Keystone Joint Venture owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of Keystone or Keystone OP included in the Keystone SEC Documents and as identified in Schedule 2.1(p)(i)(A) of the Keystone Disclosure Letter (each, a "Keystone Property" and collectively, the "Keystone Properties"), which are all of the real estate properties owned or leased by them, in each case free and clear of Liens except for (1) debt and other matters identified on Schedule 2.1(p)(i)(A)(1) of the Keystone Disclosure

Letter, (2) inchoate mechanics', workmen's, repairmen's and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics', workmen's and repairmen's Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured; (4) (A) all matters disclosed on existing title policies or (B) as would be disclosed on current title reports or surveys and would not have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness listed in Schedule 2.1(p)(i)(A)(1) of the Keystone Disclosure Letter); (5) real estate Taxes and special assessments not yet due and payable which are being contested in good faith in the ordinary course of business and (6) Liens that would not cause a material adverse effect on the value or use of the affected property; (B) except as listed in Schedule 2.1(p)(i)(B) of the Keystone Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, the Keystone Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Keystone Property Restrictions"), except for (1) Keystone Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, which would not reasonably be expected to have a material adverse effect on the value or use of the affected property, (2) leases, easement agreements and all matters disclosed on existing title policies or as would be disclosed on current title reports or surveys (excluding outstanding indebtedness listed in Schedule 2.1(p)(i)(A)(1) of the Keystone Disclosure Letter) and (3) real estate Taxes and special assessments; (C) except as listed in Schedule 2.1(p)(i)(C) of the Keystone Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of Keystone, a Keystone Subsidiary or a Keystone Joint Venture has received written notice to the effect that there are any (1) condemnation or rezoning proceedings that are pending or, to the Knowledge of Keystone and the Keystone Subsidiaries, threatened with respect to any material portion of any of the Keystone Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Keystone Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith; (D) except as listed in Schedule 2.1(p)(i)(D) of the Keystone Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of Keystone, any Keystone Subsidiary or any Keystone Joint Venture has received written notice that it is currently in default or violation of any Keystone Property Restrictions; and (E) except as listed in Schedule 2.1(p)(i)(E) of the Keystone Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, (1) all requested certificates, permits or licenses from any Governmental Entity having jurisdiction over any of the Keystone Properties or any agreements, easements or any other rights which are necessary to permit the lawful use and operation of the buildings and improvements on any of the Keystone Properties or which are necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Keystone Properties (collectively, the "Property Agreements") have been obtained and are in full force and effect, in each case the absence of which would reasonably be expected to have a Keystone Material Adverse Effect, (2) there are, to the Knowledge of Keystone, no pending threats of modification or cancellation of any of the Property Agreements and (3) none of Keystone, any Keystone Subsidiary or any Keystone Joint Venture has received written notice that it is currently in default of any Property Agreement; and (F) except for the owners of the properties in which Keystone, any Keystone Subsidiary or any Keystone Joint Venture has a leasehold interest as listed in Schedule 2.1(p)(i)(F) of the Keystone Disclosure Letter no Person other than Keystone, a Keystone Subsidiary, a Keystone Joint Venture or any Subsidiary of a Keystone Joint Venture has any ownership interest in any of the Keystone Properties.

            (ii) Except as provided in Schedule 2.1(p)(ii) of the Keystone Disclosure Letter, valid policies of title insurance or updates or endorsements have been issued, insuring Keystone's, the applicable Keystone Subsidiary's or the applicable Keystone Joint Venture's fee simple title or leasehold estate to each of the Keystone Properties in amounts at least equal to the purchase price paid for ownership of such Keystone Properties or such entity that owned such Keystone Properties at the time of the issuance of each such policy, subject only to the exceptions contained in the policies of title insurance and the matters disclosed in Schedule 2.1(p)(ii) of the Keystone Disclosure Letter, and such policies are in full force and effect and no material claim has been made against any such policy.

            (iii) Except as listed in Schedule 2.1(p)(iii) of the Keystone Disclosure Letter or, individually or in the aggregate, as would not reasonably be expected to have a Keystone Material Adverse Effect, all properties currently under development or construction by Keystone, the Keystone Subsidiaries or the Keystone Joint Ventures and all properties currently under contract for acquisition, development or commencement of construction as of the date of this Agreement by Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures are listed as such in Schedule 2.1(p)(iii) of the Keystone Disclosure Letter. Except as listed in Schedule 2.1(p)(iii) of the Keystone Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect, all executory agreements entered into by Keystone, any of the Keystone Subsidiaries or any of the Keystone Joint Ventures as of the date of this Agreement relating to the development or construction of real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or agreements for material or labor) are listed in Schedule 2.1(p)(iii) of the Keystone Disclosure Letter.

            (iv) Except as provided in Schedule 2.1(p)(iv) of the Keystone Disclosure Letter, (A) Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures have no Knowledge of and have not received written notice of any violation of any Law issued by any Governmental Entity which would reasonably be expected to have a Keystone Material Adverse Effect, (B) Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures have no Knowledge of and have not received written notice of any structural defects relating to any Keystone Property which would reasonably be expected to have a Keystone Material Adverse Effect, (C) Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures have no Knowledge of and have not received written notice of any Keystone Property whose building systems are not in working order so as to have a material adverse effect on the value or use of the affected property or (D) Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures have no Knowledge of and have not received written notice of any physical damage to any Keystone Property which would, individually or in the aggregate, reasonably be expected to have a Keystone Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

            (v) Except with respect to properties currently under development or construction, (A) all work required to be performed, payments required to be made and actions required to be taken prior to the date of this Agreement pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Keystone Properties (e.g., Local Improvement District, Road Improvement District) have been performed, paid or taken, as the case may be, and (B) there are no planned, and there has been no proposal by or to Keystone, any Keystone Subsidiary or any of the Keystone Joint Ventures regarding, payments or actions that may be required after the date hereof pursuant to such agreements.

            (vi) Schedule 2.1(p)(vi) of the Keystone Disclosure Letter sets forth the rent roll for each of the Keystone Properties (the "Rent Roll") as of March 31, 2004 including any leases which have been executed for which the term has not yet commenced. Except as disclosed in Schedule 2.1(p)(vi) of the Keystone Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Keystone Material Adverse Effect, (1) the information set forth in the Rent Roll is true, correct and complete as of the date thereof; (2) no brokerage fees, commissions or any similar payments are owed or payable by the lessor under any of the leases listed on the Rent Roll

(the "Leases") to any third party in connection with the existence or execution thereof, or in connection with any renewal, expansion or extension of any Lease which has occurred prior to, or may occur after, the date hereof; (3) all work to be performed by any party to any of the Leases has been completed and fully paid for; (4) no tenants under the Leases are entitled to any free rent, abatement of rent or similar concession, nor to Keystone's Knowledge, to any claim of any offset or defense against the payment of rent; and (5) no person other than those identified on the Rent Roll (and those claiming by, through or under them) is in occupancy of any portion of any Keystone Property.

            (vii) Schedule 2.1(p)(vii) of the Keystone Disclosure Letter sets forth, and identifies as such, those tenants that have existing options to purchase, or rights of first offer or first refusal with regard to sales of, Keystone Properties and tenants who have been granted early termination rights with respect to their lease obligations.

            (viii) Schedule 2.1(p)(viii) of the Keystone Disclosure Letter contains a list, as of the date of this Agreement, of (A) all unfunded capital improvements required to have been conducted by Keystone, any Keystone Subsidiary or any of the Keystone Joint Ventures in excess of $50,000 in any instance, (B) all outstanding leasing commissions in excess of $25,000 in any instance and (C) all committed capital expenditures in excess of $50,000 in any instance, excluding capital expenditures related to development projects of Keystone, any Keystone Subsidiary or any of the Keystone Joint Ventures.

            (ix) Except as set forth in Schedule 2.1(p)(ix) of the Keystone Disclosure Letter, there are no written agreements which restrict Keystone, any Keystone Subsidiary or any of the Keystone Joint Ventures from transferring any of the Keystone Properties, and none of the Keystone Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

            (x) Except as set forth in Schedule 2.1(p)(x) of the Keystone Disclosure Letter, Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and nonreal properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of Keystone or Keystone OP included in the Keystone SEC Documents (except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except for (A) immaterial Liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures and (B) imperfections of title or leasehold interest, or encumbrances, if any, as do not materially interfere with the present use of the properties or assets subject thereto or affected thereby.

      (q) Insurance. Schedule 2.1(q) of the Keystone Disclosure Letter sets forth an insurance schedule of Keystone and the Keystone Subsidiaries as of the date of this Agreement. Keystone and each of the Keystone Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in the ownership, acquisition, operation and development of industrial properties (taking into account the cost and availability of such insurance). Except as set forth in Schedule 2.1(q) of the Keystone Disclosure Letter, neither Keystone nor any of the Keystone Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy of Keystone or any of the Keystone Subsidiaries.

      (r) Opinions of Financial Advisors. The Board of Trustees of Keystone has received the separate oral opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and

Deutsche Bank Securities Inc. ("Deutsche Bank"), each dated as of the date of this Agreement, to the effect that, as of such date, the REIT Common Share Merger Consideration is fair from a financial point of view to the holders of Keystone Common Shares, written copies of which opinions will promptly be made available to PARTY B after receipt by the Board of Trustees of Keystone.

      (s) Vote Required. The affirmative vote of the holders of a majority of the Keystone Common Shares (the "Keystone Shareholder Approval") and the approval by a majority in interest of the Keystone Common Unit Holders (the "Keystone Partners Approval") are the only votes required to approve the Mergers and the other transactions contemplated by the Transaction Documents.

      (t) Brokers. Except for the fees and expenses payable to Merrill Lynch and Deutsche Bank (which fees have been disclosed to PARTY B), no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Keystone or any Keystone Subsidiary. Keystone has previously provided PARTY B with a true and complete copy of the engagement letters with each of Merrill Lynch and Deutsche Bank as in effect on the date hereof, pursuant to which such fees and expenses are payable, and the amounts payable by Keystone pursuant to such letters shall not have been increased between the date of this Agreement and the Closing Date.

      (u) Investment Company Act of 1940. Neither Keystone nor any of the Keystone Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

      (v) Contracts.

            (i) Schedule 2.1(v)(i) of the Keystone Disclosure Letter lists all Material Contracts of Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures as of the date of this Agreement. Except as set forth in Schedule 2.1(v)(i) of the Keystone Disclosure Letter or in the Keystone SEC Documents, each Material Contract is valid, binding and enforceable and in full force and effect, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Keystone Material Adverse Effect, and there are no defaults thereunder, except those defaults that would not, individually or in the aggregate, reasonably be expected to have a Keystone Material Adverse Effect. For purposes of this Agreement, "Material Contracts" shall mean (i) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other indebtedness to any Person other than individual items of indebtedness in a principal amount less than $100,000, (ii) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by Keystone, any Keystone Subsidiary or any Keystone Joint Venture which may result in total payments by or liability of Keystone, any Keystone Subsidiary or any Keystone Joint Venture in excess of $100,000, (iii) any other agreements filed or required to be filed as exhibits to the Keystone SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (iv) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which Keystone or any Keystone Subsidiary is a party or an obligor with respect thereto, (v) any Tax Protection Agreement and (vi) any agreement, commitment, instrument or obligation of a type described in Sections 2.1(v)(ii) through 2.1(v)(x).

            (ii) All mortgages on any of the assets of Keystone, any Keystone Subsidiary or any Keystone Joint Venture as of the date of this Agreement are listed in Schedule 2.1(v)(ii) of the Keystone Disclosure Letter hereto. The Mergers and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision on any of such mortgages, except as set forth in

Schedule 2.1(v)(ii) of the Keystone Disclosure Letter and will not require the consent of any mortgage lender, except as set forth in Schedule 2.1(v)(ii) of the Keystone Disclosure Letter.

            (iii) Except as set forth in Schedule 2.1(v)(iii) of the Keystone Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict Keystone's ability to conduct its business in any location or present a material restriction on the conduct of the business of Keystone, the Keystone Subsidiaries or Keystone Joint Ventures.

            (iv) Except as set forth in Schedule 2.1(v)(iv) of the Keystone Disclosure Letter, there are no indemnification agreements entered into by and between Keystone and any director or officer of Keystone, any of the Keystone Subsidiaries or any Keystone Joint Venture.

            (v) Except as set forth in Schedule 2.1(v)(v) of the Keystone Disclosure Letter, none of Keystone, any Keystone Subsidiary or any Keystone Joint Venture is a party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the Keystone Properties.

            (vi) Except as set forth in Schedule 2.1(v)(vi) of the Keystone Disclosure Letter, none of Keystone, any Keystone Subsidiary or any Keystone Joint Venture is a party to any agreement relating to the management of any Keystone Property by any Person other than Keystone, a Keystone Subsidiary or a Keystone Joint Venture.

            (vii) Except as set forth in Schedule 2.1(v)(vii) of the Keystone Disclosure Letter, none of Keystone, any Keystone Subsidiary or any Keystone Joint Venture is a party to any agreement pursuant to which Keystone, any Keystone Subsidiary or any Keystone Joint Venture manages or provides services with respect to any real properties other than Keystone Properties.

            (viii) Schedule 2.1(v)(viii) of the Keystone Disclosure Letter lists all agreements existing as of the date of this Agreement to which Keystone, any Keystone Subsidiary or any Keystone Joint Venture is a party providing for the sale of, or option to sell, any Keystone Properties or the purchase of, or option to purchase, by Keystone, any Keystone Subsidiary or any Keystone Joint Venture, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

            (ix) Except as set forth in Schedule 2.1(v)(ix) of the Keystone Disclosure Letter, none of Keystone, any Keystone Subsidiary or any Keystone Joint Venture has any material continuing contractual liability to pay any additional purchase price for any of the Keystone Properties.

      (w) Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the REIT Merger, the Partnership Merger or the other transactions contemplated by the Transaction Documents.

      (x) State Takeover Statutes; Charter Waiver. Keystone has taken all action necessary to exempt the transactions contemplated by this Agreement between PARTY B and Keystone and its Affiliates from operation of any "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under Federal or state Laws of the United States or similar statute or regulation (a "Takeover Statute"). Keystone and the Keystone Board of Trustees have taken all appropriate and necessary actions to waive or remove, or to exempt PARTY B and its beneficial owners from triggering, any and all limitations on ownership of Keystone Common

Shares contained in Keystone's Declaration of Trust or By-laws by reason of the Mergers and the other transactions contemplated by this Agreement.

      (y) Rule 16b-3. Keystone and Keystone OP have taken all necessary action, including causing the Keystone Board of Trustees to adopt resolutions authorizing and approving the Mergers, this Agreement and the other transactions contemplated by the Transaction Documents, to exempt such transactions under Rule 16b-3 of the Exchange Act from the provisions of Section 16(b) of the Exchange Act.

      (z) Related Party Transactions. Except as expressly described in the Keystone SEC Documents or as set forth in Schedule 2.1(z) of the Keystone Disclosure Letter, there are no material arrangements, agreements or contracts entered into by Keystone or any of the Keystone Subsidiaries, on the one hand, and any Person who is an officer, trustee, director or Affiliate of Keystone or any Keystone Subsidiary or any Keystone Joint Venture, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of any such documents have been previously provided to PARTY B.

      (aa) Beneficial Ownership of Keystone Common Shares. Neither Keystone nor the Keystone Subsidiaries "beneficially own" (as defined in Rule 13d-3 promulgated under the Exchange Act) any of the outstanding Keystone Common Shares or Keystone Preferred Shares.

      Section 2.2. Representations and Warranties of the ProLogis Parties. The ProLogis Parties, jointly and severally, represent and warrant to Keystone as follows:

      (a) Organization, Standing and Corporate Power. ProLogis is a real estate investment trust duly formed, validly existing and in good standing under the laws of Maryland. Each of PARTY B and Newco I is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Partnership Merger Sub is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of ProLogis, PARTY B, Merger Sub, Newco I, and Partnership Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, (x) would not have, or would not reasonably be likely to have, a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of ProLogis and the ProLogis Subsidiaries (as defined herein), taken as a whole, or on ProLogis and its Subsidiaries, taken as a whole, or (y) would not, or would not reasonably be likely to, prevent or materially delay the performance by the ProLogis Parties of any of their respective obligations under this Agreement or the consummation of the Mergers or any other transaction contemplated by the Agreement, (a "ProLogis Material Adverse Effect"), provided that a ProLogis Material Adverse Effect shall not include any change with respect to ProLogis or any of its Subsidiaries, to the extent resulting from or attributable to (i) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of terrorist acts that do not result in the destruction or material physical damage of a material portion of ProLogis' real properties, (ii) the announcement, pendency or consummation of this Agreement or the other Transactional Documents or the transactions contemplated hereby and thereby or
(iii) conditions generally affecting the securities markets or the industries in which ProLogis and its Subsidiaries operate.

      (b) Authority; No Violations; Consents and Approvals.

            (i) Each of the ProLogis Parties has all requisite power and authority to enter into the Transaction Documents to which it is party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the ProLogis Parties.

            (ii) The Transaction Documents to which each ProLogis Party is party have been or when executed will have been duly executed and delivered by each ProLogis Party, and assuming the Transaction Documents to which Keystone or any of the Keystone Subsidiaries is a party constitute the valid and binding obligation of Keystone or the Keystone Subsidiary, as the case may be, constitute a valid and binding obligation of such ProLogis Party, enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

            (iii) The execution and delivery of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of any of the ProLogis Parties under, or require the consent or approval of any third-party lender under any provision of
(A) the organizational documents of any of the ProLogis Parties or, (B) any Material Contract applicable to any of the ProLogis Parties, the respective properties or assets of any of the ProLogis Parties, or any guarantee by any of the ProLogis Parties, (C) any joint venture or other ownership arrangement to which any of the ProLogis Parties is a party or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
Section 2.2(d)(iv) are duly and timely obtained or made, any judgment, order, decree or Law applicable to any of the ProLogis Parties or any of their respective properties or assets, other than, in the case of clauses (B), (C) and
(D), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to result in a ProLogis Material Adverse Effect.

            (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to any of the ProLogis Parties in connection with the execution and delivery by any of the ProLogis Parties of the Transaction Documents to which any of the ProLogis Parties is a party or the consummation by any of the ProLogis Parties of the transactions contemplated hereby or thereby, except for: (A) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the REIT Articles of Merger with, and acceptance for recording of the REIT Articles of Merger by, the State Department of Assessments and Taxation of Maryland; (C) the filing of the Partnership Certificate of Merger with, and acceptance for recording of the Partnership Certificate of Merger by, the Secretary of State of Delaware; (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make would not reasonably be expected to materially impair the ability of any of the ProLogis Parties to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby or result in a ProLogis Material Adverse Effect and (E) such filings as may be required under applicable Federal and state securities laws.

      (c) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of any of the ProLogis Parties, threatened against or affecting any of the ProLogis Parties that would be reasonably likely to prevent the consummation of the transactions contemplated by this Agreement.

      (d) Interim Operations of Merger Sub, Partnership Merger Sub and Newco I. Each of Merger Sub, Partnership Merger Sub and Newco I was formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date and as of the Effective Time, except for obligations or liabilities incurred in connection with its organization and the transactions, agreements and arrangements contemplated by this Agreement, has engaged in no other business or activities, has incurred no other obligations or liabilities, has no assets and has conducted its operations only as contemplated hereby.

      (e) SEC Documents. ProLogis has made available to Keystone (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by ProLogis or any ProLogis Subsidiary, with the SEC since January 1, 2001 (the "ProLogis SEC Documents"), which are all of the documents required to have been filed by any of them with the SEC since that date. As of their respective dates, the ProLogis SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ProLogis SEC Documents and none of the ProLogis SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later ProLogis SEC Documents filed and publicly available prior to the date of this Agreement. Neither ProLogis nor any ProLogis Subsidiary has any outstanding and unresolved comments from the SEC with respect to the ProLogis SEC Documents. The consolidated financial statements of ProLogis included in the ProLogis SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of ProLogis and the ProLogis Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of ProLogis and the ProLogis Subsidiaries for the periods presented therein. Other than ProLogis no other ProLogis Subsidiary is required to make any filing with the SEC.

      (f) Transaction Financing. In the aggregate, the ProLogis Parties have access to sufficient Financing (as defined herein) through existing financing sources to complete the Mergers and the other transactions contemplated hereby.

                                   ARTICLE III

          COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

      Section 3.1. Conduct of Business by Keystone and Keystone OP.

      (a) During the period from the date of this Agreement to the Effective Time, Keystone shall, and shall cause each of the Keystone Subsidiaries (including Keystone OP) to use all commercially reasonable efforts to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and Keystone's status as a REIT within the meaning of the Code. Keystone will promptly deliver to PARTY B true and correct copies of any report, statement, schedule or other document filed with the SEC by Keystone subsequent to the date of this Agreement; and Keystone will promptly notify PARTY B of any litigation having, to the Knowledge of Keystone, potential liability to Keystone, any of the Keystone Subsidiaries or any Keystone Joint Venture in excess of $100,000 or any complaint, investigation or hearing, of which Keystone has Knowledge, by a Governmental Entity involving Keystone, any of the Keystone Subsidiaries or any Keystone Joint Venture.

      (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time of the later to occur of the two Mergers, except as otherwise contemplated by this Agreement or to the extent consented to by PARTY B, which consent shall not be unreasonably withheld, Keystone and Keystone OP shall not, and shall cause each of the Keystone Subsidiaries and, to the extent within their control, the Keystone Joint Ventures not to, engage in, authorize or agree to any of the following:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Keystone's shares of beneficial interest or the partnership interests, stock or other equity interests in any Keystone Subsidiary that is not directly or indirectly wholly-owned by Keystone, except (1) the authorization and payment of regular quarterly dividends with respect to the Keystone Common Shares (not to exceed $.33 per share per quarter) and dividends with respect to the Keystone Preferred Shares in accordance with their respective terms for each full quarter ending prior to the Effective Time, provided that Keystone shall notify PARTY B of the proposed record date for any such distribution prior to such date and (2) a distribution per Keystone Common Unit in the same amount as a dividend per Keystone Common Share permitted pursuant to clause (1) above, with the same record and payment dates as such dividend on Keystone Common Shares, (3) quarterly dividends with respect to the Keystone Preferred Units which are required by the terms of the Keystone OP Agreement, or (4) any distribution (or an increase in a distribution) by Keystone that is necessary for Keystone to maintain REIT status, avoid the incurrence of any Taxes under Section 857 of the Code, avoid the imposition of any excise Taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the objectives in this clause (4), (B) split, combine or reclassify any shares of beneficial interest, partnership interests, stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such shares of beneficial interest, partnership interests, stock or other equity interests or (C) purchase, redeem (except for the redemption of Keystone Common Units in accordance with their terms) or otherwise acquire any shares of Keystone's beneficial interest or the partnership interests, stock or other equity interests in any Keystone Subsidiary or any Keystone Joint Venture or any options, warrants or rights to acquire, or security convertible into, shares of Keystone's beneficial interest or the partnership interests, stock or other equity interests in any Keystone Subsidiary or any Keystone Joint Venture, except to repurchase Keystone Common Shares issued under any Keystone Option Plan or in connection with the use of Keystone Common Shares to pay the exercise price or Tax withholding obligation upon the exercise of a Keystone Option as presently permitted under the Keystone Option Plans, or to redeem Keystone Series D Units as contemplated in this Agreement;

            (ii) (A) issue, deliver, sell or grant any option or other material right in respect of, any shares of beneficial interest, capital stock, any other voting or redeemable securities (including Keystone Common Units or other partnership interests) of Keystone, any Keystone Subsidiary or any Keystone Joint Venture or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except (i) to Keystone or a wholly-owned Keystone Subsidiary, (ii) as required under the Keystone OP Agreement as presently in effect, (iii) in connection with the exercise of outstanding Keystone Options under the Keystone Option Plan or the exchange of Keystone Common Units for shares of Keystone Common Shares, and (iv) in connection with conversion of any of Keystone convertible securities outstanding as of the date hereof or (B) change, or consent to a change in, the ownership of any Keystone Subsidiary or any Keystone Joint Venture;

            (iii) amend the Keystone Declaration of Trust or the Keystone By-laws, the Keystone OP Agreement or any other comparable charter or organizational documents of any Keystone Subsidiary or Keystone Joint Venture, except as required by this Agreement;

            (iv) merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person;

            (v) except as set forth in the Interim Operating Plan set forth as Exhibit E hereto (the "Interim Operating Plan"), (A) make any capital expenditures, except in the ordinary course of business consistent with past practice and not exceeding $5,000 individually or $50,000 in the aggregate, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or other transaction involving nonrefundable deposits in excess of $100,000; (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects involving in excess of $100,000; (D) incur additional indebtedness (secured or unsecured) except under its revolving line(s) of credit and Commitments for indebtedness described in Section 3.1(b)(v) of the Keystone Disclosure Letter; or (E) make any loans, advances, capital contributions or investments in any other Person in excess of $100,000 individually and $500,000 in the aggregate;

            (vi) (A) except as set forth in the Interim Operating Plan, sell, mortgage, lease, subject to Lien or otherwise dispose of any of the Keystone Properties; (B) pledge or otherwise encumber shares of beneficial interest, partnership interests, capital stock or securities of Keystone or any Keystone Subsidiary or any Keystone Joint Venture; or (C) except as set forth in the Interim Operating Plan, sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, except for transactions made in the ordinary course of business which are not material individually or in the aggregate;

            (vii) except as set forth in the Interim Operating Plan, guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

            (viii) except as set forth in the Interim Operating Plan, (A) prepay, refinance or amend any existing indebtedness other than, in the case of refinancings and amendments, on terms more favorable than the terms of the existing indebtedness or (B) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the balance sheet of Keystone and Keystone OP dated as of December 31, 2003;

            (ix) make or rescind any express or deemed material election relating to Taxes (unless Keystone reasonably determines after consultation with PARTY B that such action is required by Law or necessary to preserve Keystone's status as a REIT or the partnership status of Keystone OP or any other Keystone Subsidiary which files Tax Returns as a partnership for Federal tax purposes, in which event Keystone shall make such election in a timely manner); provided that nothing in this Agreement shall preclude Keystone from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code, with the prior written consent of PARTY B, which will not be unreasonably withheld;

            (x) (A) change in any material respect that is adverse to Keystone any of its methods, principles or practices of accounting in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of its Federal income Tax Return for the taxable year ended December 31, 2003, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;

            (xi) adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, change in control, retention, retirement, health, life, disability, compensation or special remuneration plan, share option or similar plan, program, policy or arrangement, grant new share options, shares of restricted shares, share appreciation rights or other equity-based awards or amend any existing plan or rights, or enter into or amend any employment agreement, consulting agreement, severance, change in control, termination agreement, retention agreement or any similar agreement or arrangement or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of current officers or employees, except such changes as are required by Law or which are not more favorable to participants than provisions presently in effect;

            (xii) enter into or amend or otherwise modify any material agreement or arrangement with persons that are Affiliates or, as of the date of this Agreement, are officers, trustees or directors of Keystone or any Keystone Subsidiary; provided that even with the consent of PARTY B, such action shall require the approval of a majority of the "independent" members of the Board of Trustees of Keystone;

            (xiii) except as required by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Keystone, any of the Keystone Subsidiaries or any of the Keystone Joint Ventures;

            (xiv) fail to use all commercially reasonable efforts to maintain with financially responsible insurance companies insurance substantially similar to insurance coverage maintained by Keystone and the Keystone Subsidiaries and Keystone Joint Ventures on the date hereof;

            (xv) settle or compromise (A) any material Tax liability or (B) any material litigation (including any shareholder derivative or class action claims (without regard to materiality), arising out of or in connection with any of the transactions contemplated by this Agreement), or waive, release or assign any material rights or claims;

            (xvi) except as otherwise permitted under this Agreement, amend or terminate, or waive compliance with the terms of, or breaches under, any material term of any Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to have been listed in Schedule 2.1(v)(i) of the Keystone Disclosure Letter;

            (xvii) enter into any Tax Protection Agreement;

            (xviii) take any action that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of Keystone set forth in this Agreement becoming untrue or incorrect in any material respect or (B) any of the conditions set forth in Article V not being satisfied;

            (xix) fail to (A) duly and timely file all material reports, Tax Returns and other material documents required to be filed with all Governmental Entities and other authorities (including the New York Stock Exchange), subject to extensions permitted by Law, provided Keystone notifies PARTY B and its counsel that it is availing itself of such extensions and provided such extensions do not adversely affect Keystone's status as a qualified REIT under the Code or (B) fail to cause all such reports and other documents to be complete and accurate in all material respects when filed;

            (xx) sell, securitize, factor or otherwise transfer any accounts receivable;

            (xxi) accept a promissory note in payment of the exercise price payable under any option to purchase Keystone Common Shares;

            (xxii) fail to pay any Taxes or other material debts when due or otherwise fail to use all commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of Keystone, any Keystone Subsidiary or any Keystone Joint Venture;

            (xxiii) accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, in each case which, either individually or in the aggregate, in a manner that would be material to Keystone or any Keystone Subsidiary; or

            (xxiv) take any action inconsistent with any of the foregoing.

      Section 3.2. Conduct of Business by the ProLogis Parties. During the period from the date of this Agreement to the Effective Time of the later to occur of the two Mergers, the ProLogis Parties shall not take any action that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the ProLogis Parties set forth in this Agreement becoming untrue or incorrect in any material respect or (B) any of the conditions set forth in Article V not being satisfied.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

      Section 4.1. Preparation of the Proxy Statement; Shareholders' Meeting.

      (a) As soon as practicable following the date of this Agreement, Keystone shall prepare and file with the SEC a preliminary Proxy Statement for the purpose of calling the Keystone Shareholder Meeting to obtain the Keystone Shareholder Approval. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as practicable after such filing. Keystone will notify PARTY B promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply PARTY B with copies of all correspondence with the SEC with respect to the Proxy Statement. The Proxy Statement shall comply in all material respects with all applicable requirements of Law and each of Keystone, Keystone OP and the ProLogis Parties agrees that the information provided by it for inclusion or incorporation by reference in the Proxy Statement and each amendment thereto, at the time of mailing thereof and at the time of the Keystone Shareholder Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Keystone shall date the Proxy Statement as of the approximate date of mailing to its shareholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) PARTY B or Keystone, as the case may be, shall promptly inform the other of such occurrences, (ii) Keystone shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement; provided, however, that no amendment or supplement to the Proxy Statement will be made without prior consultation of ProLogis and providing ProLogis a reasonable opportunity to review and comment on such amendment or supplement, (iii) Keystone shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to Keystone shareholders as promptly as practicable after such filing and (iv) Keystone shall use its commercially reasonable efforts to have any such amendment or supplement mailed to its shareholders at the earliest practicable date.

      (b) Keystone will, as soon as practicable following the date on which the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the Keystone Shareholder Meeting (but in no event shall such meeting be held sooner than ten days, or except as provided in Section 4.1(c) later than 45 days, following the date the Proxy Statement is mailed to its shareholders), for the purpose of obtaining the Keystone Shareholder Approval. Keystone covenants that, subject to Section 6.1, Keystone will, through its Board of Trustees, recommend to its shareholders approval of the REIT Merger and the other transactions contemplated by the Transaction Documents and further covenants that the Proxy Statement will include such recommendation.

      (c) If on the date for the Keystone Shareholders Meeting or any subsequent adjournment thereof pursuant to this Section 4.1(c), Keystone has not received proxies representing a sufficient number of Keystone Common Shares to approve the REIT Merger (but less than a majority of the outstanding Keystone Common Shares have been voted against approval of the REIT Merger), Keystone shall adjourn the Keystone Shareholder Meeting until such date as shall be mutually agreed upon by Keystone and Merger Sub, which date shall not be less than ten days nor more than 20 days after the date of adjournment, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Keystone Shareholder Approval.

      Section 4.2. Partner Solicitation Materials.

      (a) As promptly as reasonably practicable following the date of this Agreement, the ProLogis Parties shall prepare solicitation materials (the "Partner Solicitation Materials"), which will be used by Newco I as a private placement memorandum to offer the Newco I Common Units to the Keystone Common Unit Holders and by Keystone and Keystone OP to solicit the Keystone Partner Approval. The Partner Solicitation Materials shall be prepared by the ProLogis Parties in compliance with applicable Law and shall include information about PARTY B, Newco I and Partnership Merger Sub, a description of the transaction, the Federal income tax consequences of the transaction and other matters that the parties reasonably determine are to be specified therein. The parties shall cooperate in a commercially reasonable manner with each other in the preparation of the Partner Solicitation Materials.

      (b) None of Keystone or PARTY B or any of their respective Affiliates shall supply information for inclusion or incorporation by reference in the Partner Solicitation Materials that will, at the date mailed to Keystone Common Unit Holders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Keystone or PARTY B or any of their respective Affiliates, or with respect to other information supplied by Keystone or PARTY B or any of their respective Affiliates for inclusion in the Partner Solicitation Materials shall occur which is required to be described in an amendment of, or a supplement to, the Partner Solicitation Materials, Keystone or PARTY B, as the case may be, shall promptly (but, in any event, within 24 hours of gaining Knowledge of such event) notify the other of them in writing, which writing shall describe such event in reasonable detail.

      (c) Unless and until Keystone's Board of Trustees has withdrawn its recommendation in accordance with Section 6.1(e), Keystone shall (i) use its reasonable best efforts, as the general partner of Keystone OP, to seek the written consents and approvals of the Keystone Common Unit Holders to the Keystone Partner Approval and (ii) recommend to the Keystone Common Unit Holders approval of such matters, and include such recommendation in the Partnership Solicitation Materials.

      (d) As promptly as reasonably practicable following the date of this Agreement, PARTY B shall prepare a form of election in form and substance reasonably acceptable to Keystone and Keystone OP (the "Form of Election"), pursuant to which each Keystone Common Unit Holder will specify (A) the number of Keystone Units which it desires to have converted into the right to receive Newco I Common Units and (B) the number of Keystone Common Units which it desires to have converted into the right to receive cash in the Partnership Merger. In order to be eligible to elect to receive the Newco I Common Units, a Keystone Common Unit Holder must qualify as an "accredited investor" under the Securities Act. Any Keystone Common Unit Holder electing option (A) must also agree to become a party to Newco I's OP Agreement and deliver a signature page to the Newco I Partnership Agreement therewith, which agreement shall become effective immediately prior to the Effective Time of the Partnership Merger.

      (e) Concurrently with the mailing of the Proxy Statement to Keystone shareholders, Newco I shall mail Forms of Election to Keystone Common Unit Holders, together with the Partner Solicitation Materials. An election to subscribe for the Newco I Common Units shall be effective only if a properly executed Form of Election is received by Newco I prior to 5:00 p.m., Eastern Standard Time, on the business day preceding the Keystone Shareholders Meeting. If a Keystone Common Unit Holder fails to return a duly completed Form of Election within the time period specified above, such Keystone Common Unit Holder shall be deemed to have elected to receive cash upon the conversion of its Keystone Common Units in the Partnership Merger. Newco I and Keystone by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Election and the issuance and delivery of Newco I Common Units, as applicable, in the Partnership Merger.

      (f) Newco I shall reasonably cooperate with each Keystone Common Unit Holder who validly elects to receive Newco I Common Units to take all other reasonable and necessary steps so that such Keystone Common Unit Holders shall become limited partners of Newco I and enjoy the full rights and benefits of the Newco I Common Units.

      (g) The parties shall reasonably cooperate with each other with respect to the matters set forth in this Section 4.2, and intend that the offer of the Newco I Common Units shall be conducted as a private placement, exempt from the registration requirements of the Securities Act.

      Section 4.3. Access to Information; Confidentiality. Keystone shall, and shall cause each of the Keystone Subsidiaries and, to the extent permitted by applicable contracts and Law, the Keystone Joint Ventures, to, afford to PARTY B and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access upon reasonable prior notice and during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records but only to the extent that such access does not unreasonably interfere with business or operations of Keystone, the Keystone Subsidiaries (including Keystone OP) and the Keystone Joint Ventures and, during such period, Keystone shall, and shall cause each of the Keystone Subsidiaries and the Keystone Joint Ventures, to furnish promptly to PARTY B (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its business, properties and personnel as PARTY B may reasonably request. Upon PARTY B's reasonable request, the officers of Keystone shall confer with representatives of PARTY B as promptly as practicable concerning operational matters, and in any event, shall promptly advise PARTY B orally and in writing of any Keystone Material Adverse Effect. Each of Keystone and PARTY B will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between Keystone and PARTY B dated as of March 19, 2004, as amended to date (as so amended, the "Confidentiality Agreement"). Keystone shall also cause its and its Subsidiaries' and the Keystone Joint Ventures' (to the extent permitted by applicable contracts and Law) employees, counsel and financial advisors to cooperate reasonably with PARTY B in its investigation of the business of Keystone, the Keystone Subsidiaries and the Keystone Joint Ventures.

      Section 4.4. Reasonable Best Efforts.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of PARTY B and Keystone agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the REIT Merger, the Partnership Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, each of PARTY B and Keystone agrees to use their reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the REIT Merger, the Partnership Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Keystone and PARTY B shall take all such necessary action. From the date of this Agreement through the Effective Time, Keystone shall timely file, or cause to be filed, with the SEC all Keystone SEC Documents required to be so filed.

      (b) Keystone shall give prompt notice to PARTY B, and PARTY B shall give prompt notice to Keystone, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and, provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 5.2(b) or 5.3(b), as the case may be.

      Section 4.5. Tax Treatment.

      (a) Tax Treatment of the REIT Merger. The parties shall treat the REIT Merger for all Federal income tax purposes as a taxable purchase of the Keystone Common Shares from the holders of record thereof by PARTY B in exchange for the REIT Merger Consideration, and no party shall take any position inconsistent with such treatment.

      (b) Tax Treatment of the Partnership Merger and Contribution to Newco I. The parties shall treat for all Federal income tax purposes (i) the Partnership Merger as a taxable purchase of the Keystone Common Units by PARTY B from each holder of Keystone Common Units who receives, directly or indirectly, any cash or consideration other than Newco I Common Units in connection with the Partnership Merger and (ii) the contribution of Keystone Common Units to Newco I by Contributing OP Unit Holders in exchange for Newco I Common Units as a contribution governed by Section 721 of the Code; no party shall take any position inconsistent with the foregoing treatment.

      (c) Subject to any action contemplated in Section 1.7(f), neither PARTY B nor Keystone will take (or permit its Affiliates to take) any action following the Closing that is inconsistent with Keystone's status as a REIT for any period.

      (d) On or prior to the Closing Date, the ProLogis Parties shall, with the consent of Keystone and Keystone OP, reach an agreement as to the manner in which the consideration to be paid pursuant to this Agreement, together with any assumed liabilities (the "Allocable Consideration"), shall be allocated among the assets of Keystone and Keystone OP. Such allocation shall be made in the manner required by Section 1060 of the Code and the regulation promulgated thereunder. In making such allocation, the fair market values as reasonably determined by the parties shall apply.

      Section 4.6. No Solicitation of Transactions.

      (a) Subject to Section 6.1, none of Keystone or any Keystone Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other agent, representative or Affiliate of Keystone or any Keystone Subsidiary to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction. Keystone shall, and shall cause the Keystone Subsidiaries and, to the extent within Keystone's and Keystone OP's control, the Keystone Joint Ventures to, and Keystone and the Keystone Subsidiaries shall, take all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. Keystone and Keystone OP shall be responsible for any failure on the part of their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates to comply with this Section 4.6(a). Keystone shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) Keystone or any Keystone Subsidiary or any Keystone Joint Venture, if any, to return all confidential information heretofore furnished to such person by or on behalf of Keystone or any Keystone Subsidiary or any Keystone Joint Venture.

      (b) Keystone shall notify PARTY B in writing (as promptly as practicable but in any event within 24 hours of receipt) of the relevant details relating to all inquiries and proposals (including the identity of the parties, price and other terms thereof) which it or any of the Keystone Subsidiaries or Keystone Joint Ventures or any such officer, trustee, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative or Affiliate may receive after the date hereof relating to any of such matters and shall promptly inform PARTY B in writing with respect to any such inquiry or proposal that becomes reasonably likely to lead to a proposal for a Competing Transaction (as defined herein), regardless of whether or not such proposal is likely to lead to a Superior Competing Transaction.

      (c) For purposes of this Agreement, a "Competing Transaction" shall mean any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving Keystone (or any of the Keystone Subsidiaries, including Keystone OP, or Keystone Joint Ventures); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Keystone and the Keystone Subsidiaries, taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 50% or more of the voting power in the election of trustees exercisable by the holders of outstanding equity securities of Keystone (or any of the Keystone Subsidiaries, including Keystone OP).

      (d) For purposes of this Agreement, a "Superior Competing Transaction" means a bona fide proposal for a Competing Transaction made by a third party which the Board of Trustees of Keystone determines (after taking into account any amendment of the terms of the Mergers by PARTY B or Merger Sub and/or any proposal by PARTY B or Merger Sub to amend the terms of the Transaction Documents or the Mergers), in good faith and after consultation with its financial and legal advisors, (i) is on terms which are more favorable from a financial point of view to the Keystone shareholders and the Keystone Common Unit holders than the Mergers and the other transactions contemplated by this Agreement, (ii) would result in such third party owning, directly or indirectly, all or substantially all of the Keystone Shares and Keystone Common Units then outstanding (or all or substantially all of the equity of the surviving entity in a merger) or all or substantially all of the assets of Keystone and the Keystone Subsidiaries, (iii) is not subject to any material contingency, including any contingency relating to financing, unless the Keystone Board of Trustees affirmatively determines such contingency may likely be overcome or addressed or the other party thereto has reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals, (iv) is reasonably capable of being consummated and (v) was not solicited, encouraged or facilitated by Keystone or its Affiliates or any of their respective advisors in breach of this Section 4.6.

      Section 4.7. Public Announcements. Keystone, ProLogis and the ProLogis Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the rules of any applicable stock exchange if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a reasonably timely manner in light of such requirements of Law or the rules of any applicable stock exchange. In this regard, the parties shall make a joint public announcement of the transactions contemplated by the Transaction Documents no later than (i) the close of trading on the New York Stock Exchange on the day this Agreement is signed, if such signing occurs during a business day and before the close of trading, or (ii) the opening of trading on the New York Stock Exchange on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day or occurs after the close of trading.

      Section 4.8. Transfer and Gains Taxes. PARTY B shall, with Keystone's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interest, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Effective Time, PARTY B shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of the Keystone Common Shares or the Keystone Common Units.

      Section 4.9. Employee Arrangements.

      (a) Employees. Within 45 days of the date of this Agreement, ProLogis will notify Keystone of those Keystone Employees to whom ProLogis, in its sole discretion, will make offers of employment in connection with the REIT Merger (the "Offered Employees"). Subject to the following provisions of this Section 4.9, ProLogis' offers of employment to the Offered Employees shall be on such terms and conditions as ProLogis determines in its sole discretion and shall be effective as of and conditioned upon the Closing. Any Offered Employee who accepts ProLogis' offer of employment and becomes an employee of ProLogis effective as of the Closing shall be referred to herein as a "Transferred Employee." The employment of any employee of Keystone or the Keystone Subsidiaries who is not a Transferred Employee shall be terminated by Keystone or the Keystone Subsidiaries, as applicable, prior to the Closing.

      (b) Keystone Severance Agreements. Following the Closing Date, ProLogis shall honor in accordance with their terms all Keystone Severance Agreements with respect to any employee of Keystone or the Keystone Subsidiaries (whether or not a Transferred Employee) and ProLogis will not challenge the validity of any obligation of Keystone or any Keystone Subsidiary under any such Keystone Severance Agreement (whether or not arising before the Closing Date). Without limiting the foregoing, ProLogis expressly agrees that, with respect to any employee of Keystone or the Keystone Subsidiaries (whether or not a Transferred Employee) who is a party to or covered by a Keystone Severance Agreement, the Mergers shall constitute a change of control for purposes of their respective Keystone Severance Agreements.

      (c) Benefit Plans. Following the Closing Date, ProLogis shall provide Transferred Employees with the same benefits that are provided to other similarly situated employees of ProLogis from time to time. With respect to any benefit plan of ProLogis which is an "employee benefit plan" as defined in
Section 3(3) of ERISA and any other service based benefits (including vacations) in which Transferred Employees participate, solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of benefits (except in the case of accrued vacation, sick or personal time), service with Keystone or any Keystone Subsidiary immediately prior to the Closing shall be treated for similar purposes as service with ProLogis; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

      Section 4.10. Indemnification; Trustees' and Officers' Insurance.

      (a) It is understood and agreed that Keystone shall indemnify and hold harmless, and, after the Effective Time, the Surviving Company and PARTY B shall indemnify and hold harmless, each trustee, director and officer of Keystone or any of the Keystone Subsidiaries (the "Indemnified Parties"), as and to the same extent as such Indemnified Parties are indemnified by Keystone or the Keystone Subsidiaries as of the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 4.10, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify Keystone and, after the Effective Time, the Surviving Company and PARTY B, promptly thereof; provided that the failure to so notify shall not affect the obligations of Keystone, the Surviving Company and PARTY B except to the extent such failure to notify materially prejudices such party.

      (b) PARTY B and Merger Sub agree that all rights to indemnification existing in favor of, and all limitations of the personal liability of, the trustees, directors and officers of Keystone and the Keystone Subsidiaries provided for in the Keystone Declaration of Trust or Keystone Bylaws or Keystone OP Agreement, as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time, including the Mergers, shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, Keystone shall purchase an extended reporting period endorsement under Keystone's existing directors' and officers' liability insurance coverage for Keystone's directors and officers, in a form reasonably acceptable to Keystone, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by Keystone, so long as such endorsement is available for no more than $550,000; provided that if such endorsement is not available for no more than $550,000 then Keystone shall purchase an endorsement in an amount and scope as great as can be obtained for $550,000.

      (c) This Section 4.10 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of PARTY B, Keystone and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.10.

      (d) In the event that PARTY B or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of PARTY B and the Surviving Company, as the case may be, assume the obligations set forth in this Section 4.10.

      Section 4.11. Assistance. From and after the date of this Agreement, if PARTY B requests, Keystone and the Keystone Subsidiaries shall cooperate, and shall use their commercially reasonable efforts to cause Keystone's attorneys, accountants, investment bankers and financial advisors and other representatives to cooperate, in all reasonable respects in connection with any financing efforts (including, without limitation, the refinancing or assumption of existing indebtedness) of PARTY B or its Affiliates (including providing reasonable assistance in the preparation of one or more offering circulars, private placement memoranda, registration statements or other offering documents relating to debt or equity financing) and any other filings that may be made by PARTY B or its Affiliates, including, if applicable, with the SEC, all at the sole expense of PARTY B (or its Affiliates). Keystone shall reasonably cooperate with PARTY B and the Merger Sub in obtaining surveys, title commitments or policies, engineering reports, environmental reports and appraisals with respect to the Keystone Properties (it being understood that such activities shall be conducted at PARTY B's expense).

      Section 4.12. Proxy Solicitor. Keystone shall engage a nationally recognized proxy solicitor to assist in the solicitation of proxies from shareholders relating to the Keystone Shareholder Approval and the approval of the Common Unit Holders in connection with the Keystone Partner Approval.

      Section 4.13. Resignations. Upon the written request of PARTY B, (i) Keystone shall cause any or all of the directors (or persons occupying similar positions in any limited liability company or other entity) and/or officers of each Keystone Subsidiary to resign or be removed or, as to officers, to resign or be terminated, effective as of the Closing, and (ii) if Keystone or any of its affiliated entities has the right to appoint any director (or person occupying a similar position in any limited liability company or other entity) or to cause the resignation or termination of any officer of any other entity in which Keystone (directly or indirectly) owns an equity interest, Keystone shall cause, effective as of the Closing, such director to resign or to be removed and/or such officer to resign or be terminated.

      Section 4.14. Keystone Series D Unit Redemption. Unless the consent of the holders of the Series D Units to the Partnership Merger has been obtained, Keystone OP shall provide written notice of redemption of the Keystone Series D Units to the holders of such units 30 days prior to the earliest date upon which the Keystone Series D Units may be redeemed in accordance with the terms of the Partnership Unit Designation of the Series D Units (the "Redemption Date") and shall redeem the Keystone Series D Units on the Redemption Date.

      Section 4.15. Appointment to ProLogis' Board of Trustees. ProLogis will offer Jeffrey E. Kelter a seat on the ProLogis Board of Trustees as a Class III Trustee at the later to occur of the first regularly scheduled board meeting after the Effective Time of the final Merger and September 23, 2004, subject to Mr. Kelter entering into a mutually acceptable agreement with ProLogis that will require his resignation upon terms and conditions to be mutually agreed upon by the parties thereto. ProLogis will cause Mr. Kelter to be nominated as a Class III trustee at the next annual meeting of the ProLogis Shareholders.

      Section 4.16. Registration Rights Agreements. Immediately following the Effective Time, ProLogis shall cause ProLogis to be substituted for Keystone or the Surviving Company with respect to each agreement listed on Schedule 2.1(c)(iii)(C) of the Keystone Disclosure Letter.

      Section 4.17. Indemnification.

      (a) Each ProLogis Party, jointly and severally, hereby irrevocably and unconditionally agrees to pay, reimburse, indemnify and hold harmless Keystone and its Affiliates, and its and their officers, directors, agents and employees (collectively, the "Indemnified Parties"), from and against any and all claims, demands, actions and causes of action based on any assertion by a holder of Keystone Preferred Shares that the proposed plan to cause, or the consummation of, the liquidation contemplated by Section 1.7(g) is contrary to the rights of such holder of Keystone Preferred Shares under the Keystone Declaration of Trust (each, a "Claim"), and any losses, damages, liabilities, costs, expenses and disbursements (including legal fees and expenses), payable as incurred by the Indemnified Party, reasonably incurred in defending or settling any such Claim or in paying any judgment with respect to any such Claim.

      (b) Any Indemnified Party against whom any Claim is asserted shall give the ProLogis Parties written notice promptly after learning thereof. The Indemnified Party shall conduct and control the defense of the Claim for the account and the risk, and at the expense, of the ProLogis Parties; provided, that the ProLogis Parties shall, subject to the approval of Keystone (such approval not to be unreasonably withheld or delayed), select the legal counsel (which shall have a national reputation) to represent the Indemnified Parties in connection with such Claim; and provided further, that the ProLogis Parties shall be kept informed of and allowed to participate in the defense of the Claim. Failure to give prompt notice of a Claim shall not affect the ProLogis Parties' obligations hereunder, except to the extent that the ProLogis Parties are materially prejudiced by such failure to give prompt notice. If the Indemnified Party fails to initiate the defense of such Claim on a timely basis, or thereafter fails after reasonable notice to defend the Claim with commercially reasonable vigor and effectiveness, the ProLogis Parties will (upon notice to the Indemnified Party) have the right to undertake the defense, compromise or settlement of such claim on their own behalf and for their own account and risk, and at their own expense.

      (c) Anything in this Agreement to the contrary notwithstanding, no Indemnified Party shall settle any Claim without the prior written consent of the ProLogis Parties, such consent not to be unreasonably withheld or delayed.

      (d) The parties agree that the existence of any Claim or order, legal restraint or prohibition resulting from or arising out of any Claim shall not constitute or contribute to a breach or failure of any representation or warranty, covenant, agreement or condition in this Agreement.

      Section 4.18. Sarbanes-Oxley Act Compliance. Mexico shall continue its existing and planned efforts to comply with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations adopted by the SEC thereunder, including preparing appropriate controls, procedures and documentation to comply with Section 404 of the Sarbanes-Oxley Act and Item 308 of Regulation S-K promulgated thereunder.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

      Section 5.1. Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of the parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a) Shareholder Approval. The Keystone Shareholder Approval shall have been obtained.

      (b) Partner Approval. The Keystone Partner Approval shall have been obtained.

      (c) Series D Unit Approval. Either (i) the consent or vote in favor of the Partnership Merger by the holders of the Series D Units shall have been obtained or (ii) the Series D Units shall have been redeemed in accordance with Section 4.14.

      (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.

      (e) Other Approvals. All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Schedule 2.1(d)(iii) of the Keystone Disclosure Letter in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby shall have been made or obtained (as the case may be).

      Section 5.2. Conditions to Obligations of ProLogis Parties. The obligations of the ProLogis Parties to effect the Mergers and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by PARTY B, Merger Sub and Partnership Merger Sub:

      (a) Representations and Warranties. The representations and warranties of Keystone and Keystone OP set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.1 and (y) to the extent any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, Keystone Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not or would not reasonably be likely to have a Keystone Material Adverse Effect, and PARTY B shall have received a certificate signed on behalf of Keystone by the Chief Executive Officer and the Chief Financial Officer of Keystone to such effect.

      (b) Performance of Covenants and Obligations of Keystone. Keystone OP and Keystone shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Effective Time, and PARTY B shall have received a certificate signed on behalf of Keystone by the Chief Executive Officer and the Chief Financial Officer of Keystone to such effect.

      (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a Keystone Material Adverse Effect. PARTY B shall have received a certificate signed on behalf of Keystone by the Chief Executive Officer and the Chief Financial Officer of Keystone to such effect.

      (d) Opinion Relating to REIT and Partnership Status. PARTY B shall have received an opinion dated as of the Closing Date of Clifford Chance US LLP, in a form and substance reasonably satisfactory to PARTY B, regarding the qualification of Keystone as a REIT under the Code through the Effective Date and the classification of Keystone OP as a partnership and not as an association taxable as a corporation for Federal income tax purposes. For purposes of such opinion, Clifford Chance US LLP may rely on (in addition to customary exceptions, qualifications, assumptions and representations for opinions of this type) assumptions to the effect that (A) the REIT Merger will be treated for Federal income tax purposes in the manner described in Section 4.5(b) hereof,
(B) Keystone will satisfy its REIT distribution requirements for its final taxable year and (C) no action will be taken following the REIT Merger that is inconsistent with Keystone's status as a REIT for any period prior to the Mergers. Counsel to ProLogis may rely on the foregoing opinion in rendering opinions as to the REIT status of ProLogis if ProLogis owns greater than 10% of the shares of Keystone as of 30 days after the end of any calendar quarter.

      (e) Consents. All necessary consents and waivers from third parties set forth in Schedule 5.2(e) of the Keystone Disclosure Letter in connection with the consummation of the Mergers and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Keystone Material Adverse Effect.

      (f) Purchase of Keystone Realty Services' Capital Interests. PARTY B or an Affiliate of PARTY B shall have consummated its purchase of at least 70% of the voting power of Keystone Realty Services, Inc.

      Section 5.3. Conditions to Obligations of Keystone or Keystone OP. The obligations of Keystone OP and Keystone to effect the Mergers and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Keystone or Keystone OP:

      (a) Representations and Warranties. The representations and warranties of PARTY B, Merger Sub and Partnership Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.2 and (y) to the extent any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, PARTY B Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not or would not reasonably be likely to have a PARTY B Material Adverse Effect, and Keystone shall have received a certificate signed on behalf of PARTY B by the Chief Executive Officer and the Chief Financial Officer of PARTY B to such effect.

      (b) Performance of Covenants or Obligations of PARTY B, PARTY B OP, Merger Sub and Partnership Merger Sub. PARTY B, Merger Sub and Partnership Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Keystone shall have received a certificate signed on behalf of ProLogis by the Chief Executive Officer and the Chief Financial Officer of ProLogis to such effect.

      (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no change, events or circumstances which, individually or in the aggregate, would have a ProLogis Material Adverse Effect. Keystone shall have received a certificate signed on behalf of ProLogis by the Chief Executive Officer and Chief Financial Officer of ProLogis to such effect.

      (d) Opinion Relating to REIT and Partnership Status. The Contributing OP Unit Holders shall have received an opinion addressed to the Continuing OP Unit Holders and the holders of Keystone Preferred Shares, dated as of the Closing Date, of Mayer, Brown, Rowe & Maw LLP, in a form and substance reasonably satisfactory to Keystone, regarding the qualification of ProLogis as a REIT under the Code and the classification of Newco I as a partnership and not as an association taxable as a corporation for Federal income tax purposes. For purposes of such opinion, Mayer, Brown, Rowe & Maw LLP may rely on customary exceptions, qualifications, assumptions and representations for opinions of this type.

      (e) Newco I Partnership Agreement. The Agreement of Limited Partnership of Newco I, with only such changes from the form attached as Exhibit A hereto as
(1) have been approved by Keystone and the Contributing OP Unit Holders or (2) that do not, and would not reasonably be expected to, adversely affect the Contributing OP Unit Holders shall be in effect as the partnership agreement of Newco I.

                                   ARTICLE VI

                                  BOARD ACTIONS

      Section 6.1. Board Actions. Notwithstanding Section 4.6 or any other provision of this Agreement to the contrary, to the extent the Board of Trustees of Keystone determines that its fiduciary duties under Law so require, as determined by such Board in good faith after consultation with outside counsel, Keystone may:

      (a) disclose to its shareholders any information required to be disclosed under applicable Law;

      (b) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction; provided, however, that neither Keystone nor its Board of Trustees shall be permitted to approve or recommend a Competing Transaction which is not a Superior Competing Transaction;

      (c) if it receives a proposal for a Competing Transaction (that was not solicited, encouraged or facilitated in violation of Section 4.6), (x) furnish non-public information with respect to Keystone, Keystone OP and the Keystone Subsidiaries to the Person who made such proposal (provided that Keystone (i) has previously or concurrently furnished such information to PARTY B and (ii) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to Keystone as the Confidentiality Agreement) and (y) contact such third party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation, so as to determine whether the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction;

      (d) if its Board of Trustees determines in good faith (after consulting with its outside counsel and financial advisors) that a proposal for a Competing Transaction (which proposal was not solicited, encouraged or facilitated in violation of Section 4.6) is reasonably likely to lead to a Superior Competing Transaction, continue to furnish non-public information and participate in negotiations regarding such proposal; provided, however, that not fewer than 24 hours prior to any determination by Keystone's Board of Trustees that the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction, PARTY B shall be notified orally and in writing of Keystone's Board's intention to take such action and Keystone shall negotiate in good faith with PARTY B concerning any such new proposal by PARTY B prior to the expiration of such 24-hour period; provided further that Keystone shall promptly notify PARTY B if the Keystone Board of Trustees determines that a Competing Proposal is not, and is unlikely to become, a Superior Competing Transaction; and

      (e) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Mergers) a Superior Competing Transaction or enter into an agreement with respect to such Superior Competing Transaction.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

      Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Partnership Merger whether before or after the Keystone Shareholder Approval is obtained:

      (a) by mutual written consent duly authorized by the Boards of Trustees of Keystone and the sole General Partner of PARTY B;

      (b) by PARTY B, upon a breach of any representation, warranty, covenant or agreement on the part of Keystone or Keystone OP set forth in this Agreement, or if any representation or warranty of Keystone shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or (b), as the case may be, would be incapable of being satisfied by October 31, 2004 (the "Termination Date");

      (c) by Keystone, upon a breach of any representation, warranty, covenant or agreement on the part of the ProLogis Parties set forth in this Agreement, or if any representation or warranty of the ProLogis Parties shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or
(b), as the case may be, would be incapable of being satisfied by the Termination Date;

      (d) by either PARTY B or Keystone, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Mergers shall have become final and nonappealable;

      (e) by either PARTY B or Keystone, if the Mergers shall not have been consummated before the Termination Date; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e);

      (f) by PARTY B or Keystone if, upon a vote at a duly held Keystone Shareholder Meeting or any adjournment thereof, the Keystone Shareholder Approval shall not have been obtained, as contemplated by Section 4.1(a), or if the Keystone Partner Approval shall not have been obtained, as contemplated by
Section 4.2;

      (g) by Keystone, if the Board of Trustees of Keystone or any committee thereof shall have withdrawn its recommendation of the Mergers or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction in accordance with the provisions of Section 6.1 and has paid, or has agreed in writing to pay, the PARTY B Break-Up Fee and PARTY B Expenses in accordance with this Agreement; or

      (h) by PARTY B, if (i) prior to the Keystone Shareholder Meeting the Board of Trustees of Keystone or any committee thereof shall have withdrawn or modified in any manner adverse to PARTY B its approval or recommendation of the Mergers or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) Keystone or Keystone OP shall have entered into any agreement with respect to any Superior Competing Transaction or (iii) the Board of Trustees of Keystone or any committee thereof shall have resolved to do any of the foregoing.

      The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of any such party or any of their respective officers, directors or trustees, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.

      Section 7.2. Expenses.

      (a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.

      (b) Keystone agrees that if this Agreement shall be terminated pursuant to
(A) Section 7.1(b), then Keystone will pay to PARTY B, or as directed by PARTY B, an amount equal to the PARTY B Break-Up Expenses (as defined herein) or (B)
Section 7.1(g) or 7.1(h), then Keystone will pay to PARTY B, or as directed by PARTY B, an amount equal to the PARTY B Break-Up Fee (as defined herein); provided, that in either case, such amount shall be paid promptly, but in no event later than two business days after such termination. Keystone also agrees that if this Agreement is terminated pursuant to Section 7.1(b) or 7.1(f) and (A) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any inquiry or proposal relating to a Competing Transaction and (B) within one year of any such termination Keystone or Keystone OP shall consummate a Competing Transaction, in the case of a termination pursuant to Section 7.1(b), with any Person, and in the case of a termination pursuant to Section 7.1(f), with such Person or its Affiliates, then, Keystone shall pay to ProLogis, or as directed by ProLogis, an amount equal to the PARTY B Break-Up Fee less any PARTY B Break-Up Expenses previously paid. Payment of any of such amounts shall be made, as directed by ProLogis, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. For purposes of this Agreement, the "PARTY B Break-Up Fee" shall be an amount equal to $27,000,000. For purposes of this Agreement, the "PARTY B Break-Up Expenses" shall be an amount equal to PARTY B's out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $2,500,000.

      (c) If this Agreement shall be terminated pursuant to Section 7.1(c), then PARTY B thereupon shall be liable to pay to Keystone in an amount equal to Keystone out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses), but in no event in an amount greater than $2,500,000.

      (d) The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

      (e) In the event that either PARTY B or Keystone is required to file suit to seek all or a portion of the amounts payable under this Section 7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights under this Section 7.2.

      Section 7.3. Effect of Termination. In the event of termination of this Agreement by either Keystone or PARTY B as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PARTY B or Keystone, other than the penultimate sentence of Section 4.3, Section 4.17, Section 7.2, this Section 7.3 and Article VIII and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof.

      Section 7.4. Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Trustees or Boards of Directors, as applicable, at any time before or after the Keystone Shareholder Approval is obtained and prior to the filing of the REIT Articles of Merger for the REIT Merger with the State Department of Assessments and Taxation of Maryland and the Secretary of State of Delaware, as applicable; provided, however, that, after the Keystone Shareholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to Keystone's shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect Keystone's shareholders.

      Section 7.5. Extension; Waiver. At any time prior to the Effective Time, each of Keystone and PARTY B may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

      Section 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

      (a)   if to any ProLogis Party other than a Venture Partner, to:

            ProLogis
            14100 East 35th Place
            Aurora, Colorado 80011
            Attn:  General Counsel
            Fax:  (303) 576-2761

            with a copy to:

            Mayer, Brown, Rowe & Maw LLP
            190 S. LaSalle Street
            Chicago, Illinois 60603
            Attn:  Michael T. Blair, Esq.
            Fax:  (312) 706-8108

      (b)   if to a Venture Partner, to such Venture Partner:

            c/o Eaton Vance Management
            255 State Street
            Boston, Massachussetts 02109
            Attn:  Alan Dynner
            Fax:  (617) 598-0432
            with a copy to:

            Goulston & Storrs, P.C.
            400 Atlanta Avenue
            Boston, Massachussetts 02110
            Attn:  Donald L. Shulman, Esq.
            Fax:  (617) 574-4112

      (c)   if to Keystone or Keystone OP, to:

            Keystone Property Trust
            200 Four Falls, Suite 208
            West Conshohocken, Pennsylvania 19428
            Attn:  General Counsel
            Fax:  (484) 530-0131

            with a copy to:

            Clifford Chance US LLP
            200 Park Avenue
            New York, New York 10166
            Attn:  Robert E. King, Jr., Esq. or
                   Kathleen L. Werner, Esq.
            Fax:  (212) 878-8375

      Section 8.3. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" is used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      Section 8.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      Section 8.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and,
(ii) except for the provisions of Article I and Sections 4.9, 4.10, 4.15 and
4.17 are not intended to confer upon any Person other than the parties hereto any rights or remedies.

      Section 8.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE MRL, THE DLLCA OR THE DRULPA.

      Section 8.7. Guarantees. ProLogis and each of the Venture Partners hereby jointly and severally guarantee the performance of each of the obligations (financial or otherwise) of PARTY B,

Merger Sub and Partnership Merger Sub under this Agreement including, without limitation, any obligation which by its terms contemplates performance after the Effective Time.

      Section 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that PARTY B, Merger Sub and Partnership Merger Sub may transfer to their Affiliates without the consent of Keystone or Keystone OP; provided that each of ProLogis, Venture Partner and PARTY B continues to be jointly and severally liable for the performance of all of the obligations and payments to be made by ProLogis, Venture Partner and PARTY B and its Affiliates and such assignees hereunder if and only to the extent that such assignees do not timely perform such obligations in all respects. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      Section 8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any Federal court located in the State of Maryland or any Maryland State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

      Section 8.10. Exhibits; Disclosure Letter. All Exhibits referred to herein and in the Keystone Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

      Section 9.1. Certain Definitions.

      "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Financing" means equity and debt financing that will be sufficient to fund the Merger Consideration.

      "Keystone Employee Benefit Plans" means all "employee benefit plans," as defined in Section 3(3) of ERISA, Keystone Pension Plans and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Keystone or any of the Keystone Subsidiaries or with respect to which Keystone or any of the Keystone Subsidiaries has any liability.

      "Keystone Subsidiary" means Keystone OP and each other Subsidiary (as defined herein) of Keystone.

      "Knowledge" where used herein with respect to Keystone and any Keystone Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 9.1 of the Keystone Disclosure Letter.

      "Law" means any statute, law, common law, regulation, rule, order, decree, code, judgment, ordinance or any other applicable requirement of any Governmental Entity applicable to PARTY B or Keystone or any of their respective Subsidiaries.

      "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity (excluding the entities defined as Keystone Joint Ventures) of which such Person (either directly or through or together with another Subsidiary of such Person) owns either (A) a general partner, managing member or other similar interest or (B) 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.

      "Tax" or "Taxes" Tax shall mean any Federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

      "Tax Protection Agreement" shall mean any agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer Federal taxable income that otherwise might have been recognized upon a transfer of property to Keystone OP or any other Keystone Subsidiary or any Keystone Joint Venture that is treated as a partnership for Federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Keystone, any Keystone Subsidiary or any Keystone Joint Venture, (ii) requires that Keystone, any Keystone Subsidiary or any Keystone Joint Venture maintain, put in place, or replace indebtedness, whether or not secured by one or more of the Keystone Properties, or (iii) requires that Keystone, any Keystone Subsidiary or any Keystone Joint Venture offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement or other similar arrangement), the risk of loss for Federal income tax purposes for indebtedness or other liabilities of Keystone, any Keystone Subsidiary or any Keystone Joint Venture,
(B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Keystone, a Keystone Subsidiary or a Keystone Joint Venture, or (C) that requires a particular method for allocating one or more liabilities of Keystone, any Keystone Subsidiary or any Keystone Joint Venture under Section 752 of the Code.

      "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Value" when referring to the Newco I Common Units to be issued to holders of Keystone Common Units as consideration in the Partnership Merger shall mean the average closing price of the common shares of ProLogis on the New York Stock Exchange for the 20 trading days ending on and including the last full trading day prior to the date of the Keystone Shareholder Meeting, and one Newco I Common Unit shall be deemed to be equivalent to one ProLogis common share.

      "Voting Debt" shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in Keystone, any Keystone Subsidiary, PARTY B or Merger Sub, as applicable, may vote.


                      [Signatures begin on the next page.]

      IN WITNESS WHEREOF, PARTY B, MERGER SUB, PARTNERSHIP MERGER SUB, PROLOGIS, NEWCO I, BRC I, BRC II, BRC III, BRC IV, KEYSTONE and KEYSTONE OP have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                               PROLOGIS SIX RIVERS LIMITED PARTNERSHIP


                               By:    /s/ Edward S. Nekritz
                                    --------------------------------------------
                                    Name:  Edward S. Nekritz
                                    Title:  Authorized Signatory

                               SIX RIVERS REIT MERGER SUB LLC

                               By:    /s/ Edward S. Nekritz
                                    --------------------------------------------
                                    Name:  Edward S. Nekritz
                                    Title:  Authorized Signatory

                               SIX RIVERS PARTNERSHIP MERGER SUB L.P.


                               By:    /s/ Edward S. Nekritz
                                    --------------------------------------------
                                    Name:  Edward S. Nekritz
                                    Title:  Authorized Signatory

                               PROLOGIS

                               By:    /s/ Edward S. Nekritz
                                    --------------------------------------------
                                    Name:  Edward S. Nekritz
                                    Title: Managing Director and General Counsel


                               PROLOGIS FRASER, L.P.

                               By:    /s/ Edward S. Nekritz
                                    --------------------------------------------
                                    Name:  Edward S. Nekritz
                                    Title:  Authorized Signatory



                       Signature Page to Merger Agreement

                               BELAIR REAL ESTATE CORP.




                               By:  /s/ William R. Cross
                                    --------------------------------------------
                                    Name:  William R. Cross
                                    Title:  Vice President

                               BELCREST REALTY CORP.


                               By:  /s/ William R. Cross
                                    --------------------------------------------
                                    Name:  William R. Cross
                                    Title:  Vice President

                               BELMAR REALTY CORP.


                               By:  /s/ William R. Cross
                                    --------------------------------------------
                                    Name:  William R. Cross
                                    Title:  Vice President

                               BELROSE REALTY CORP.


                               By:  /s/ William R. Cross
                                    --------------------------------------------
                                    Name:  William R. Cross
                                    Title:  Vice President


                       Signature Page to Merger Agreement

                               KEYSTONE OPERATING PARTNERSHIP, L.P.


                               By:     /s/ Robert F. Savage
                                   --------------------------------------------
                                     Name:  Robert F. Savage
                                     Title:  Executive Vice President and
                                             Chief Operating Officer

                               KEYSTONE PROPERTY TRUST

                               By:    /s/ Robert F. Savage
                                    --------------------------------------------
                                    Name:  Robert F. Savage
                                    Title:  Executive Vice President and
                                            Chief Operating Officer


                       Signature Page to Merger Agreement

                                    EXHIBIT A

        Amended and Restated Agreement of Limited Partnership of Newco I

                                    EXHIBIT B

                             REIT Articles of Merger

                                    EXHIBIT C

                        Partnership Certificate of Merger

                                    EXHIBIT D

                                Specified Holders

David F. McBride
Rodney B. Berens
Donald E. Callaghan
Richard M. Cummins
Jonathan D. Eilian
Jeffrey E. Kelter
John S. Moody, Sr.
Russell C. Platt
Robert F. Savage, Jr.
David M. Sherman
John B. Begier

                                    EXHIBIT E

                             Interim Operating Plan



                                      E-1